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High-trigger loss-absorbing additional tier 1 capital instrument

Issuer	UBS Group AG
ISIN	Reg S: USH42097CB19 / 144A: US902613AD01
Issue Date	10.02.2021
Currency	USD
Nominal (million)	1,500.0
Interest Rate	4.375% [1]
Maturity Date	perpetual
First Call Date	10.02.2031

1 Rate subject to change after first call date.

TERMS AND CONDITIONS OF THE NOTES

The terms and conditions of the Tier 1 Capital Notes issued by UBS Group AG are as follows:

1.                   DEFINITIONS

"Additional Amounts" has the meaning assigned to such term in clause (b) of Condition 9 (Taxation).

"Additional  Tier  1  Capital"  means,  at  any  time,  any  item  that  qualifies  as  additional  tier  1  capital (zusätzliches Kernkapital) under National Regulations at such time.

"Agent Insolvency Event" has the meaning assigned to such term in subclause (c)(ii) of Condition 8 (Payments; Agents).

"Agents" means the Fiscal Agent, the Registrar, the Calculation Agent, the Swiss Paying Agent and any other agent from time to time appointed pursuant to the terms of the Fiscal Agency Agreement.

"Alignment Event" has the meaning assigned to such term in clause (a) of Condition 12 (Substitution and Amendment).

"Alternative Loss Absorption Date" has the meaning assigned to such term in clause (f) of Condition 7 (Contingent Write-down).

"Auditor"  means  the  accounting  firm  (i)  appointed  by  the  Board  of  Directors  of  the  Group  Holding Company or the shareholders of the Group Holding Company, as the case may be, to provide, among other things, audit and/or review opinions on the Group Holding Company's financial statements, and  (ii) approved by  FINMA  in  accordance  with  the  Financial  Market  Supervisory  Act (Finanzmarktaufsichtsgesetz) of 22 June 2007, as amended from time to time.

"Authorised Signatories" means any two authorised officers of the Issuer signing jointly.

"Balance Sheet Date" means (i) with respect to any Ordinary Publication Date, the cut-off date for the measurement of the CET1 Ratio in the Quarterly Financial Accounts published on such Ordinary Publication  Date,  and  (ii)  with  respect  to  any  Extraordinary  Publication  Date,  the  cut-off date for the Reviewed Interim Measurement published upon the instruction of FINMA on such Extraordinary Publication Date.

"Bankruptcy Event" means any of the following events with respect to the Issuer: (i) the adjudication of bankruptcy (Konkurseröffnung) pursuant to articles 171, 189, 190, 191 or 192 of the DEBA,  including,  without  limitation,  in  connection  with  article  725a  of  the  Swiss  Code,  (ii)  the granting of a provisional or definitive stay of execution (provisorische oder definitive Nachlassstundung) pursuant to article 293 et seq. of the DEBA, (iii) the ordering of restructuring proceedings (Sanierungsverfahren) pursuant to articles 28 to 32 of the FBA or pursuant to any successor or analogous Swiss law or regulation applicable to bank holding companies in Switzerland such as UBS Group AG, and/or (iv) the ordering of liquidation proceedings (Liquidation) pursuant to articles 33 to 37g of the FBA or pursuant to any successor or analogous Swiss law  or  regulation  applicable  to  bank  holding  companies  in  Switzerland  such  as  UBS Group AG; provided,  however,  that  none  of  the  following  will  constitute  a  Bankruptcy  Event:

(x) mere debt collection proceedings (Betreibungsverfahren) pursuant to article 38 et seq. of the DEBA, (y) proceedings in connection with a freezing order (Arrestverfahren)  pursuant  to  article 271 et seq. of the DEBA, and/or (z) the institution of protective measures (Schutzmassnahmen) pursuant to article 26 of the FBA or pursuant to any successor or analogous Swiss law  or  regulation  applicable  to  bank  holding  companies  in  Switzerland  such  as  UBS Group AG, including, in the case of each of subclauses (x), (y) and (z), any steps (other than any steps described in clauses (i) through (iv) of this definition) taken under or in connection therewith.

"BIS  Regulations"  means,  at  any  time,  the  capital  adequacy  standards  and  guidelines  promulgated by the Basel Committee on Banking Supervision, as implemented by FINMA in Switzerland at such time.

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"BIS Risk Weighted Assets" means, as of any Balance Sheet Date, the aggregate amount, in the Presentation Currency, of risk-weighted assets of the Group as of such Balance Sheet Date, as determined by the Group Holding Company pursuant to the BIS Regulations applicable to the Group Holding Company as of such Balance Sheet Date, and as (i) disclosed in the Quarterly Financial Accounts published on the relevant Ordinary Publication Date or (ii) may be disclosed as a component of the Reviewed Interim Measurement published upon the instruction of FINMA on the relevant Extraordinary Publication Date, as applicable. For the avoidance doubt, the term "risk-weighted  assets"  as  used  in  this  definition  has  the  meaning  assigned  to  such  term  in  the  BIS Regulations in effect as of the relevant Balance Sheet Date.

"Business  Day"  means  a  day  (other  than  a  Saturday  or  a  Sunday)  on  which  commercial  banks  and foreign exchange markets settle payments and are open for general business (including, without limitation, dealing in foreign exchange and foreign currency deposits) in London, New York City and Zurich.

"Calculation Agent" means UBS AG, in its capacity as calculation agent for the Notes, and includes any successor calculation agent for the Notes appointed in accordance with the terms of the Fiscal Agency Agreement.

"Calculation Amount" means USD 1,000.

"Capital Adequacy Ordinance" means the Ordinance concerning Capital Adequacy and Risk Diversification for Banks and Securities Dealers, which entered into force on 1 January 2013, as amended from time to time, or any successor Swiss law or regulation.

"Certificate" means a Global Certificate and/or a Definitive Certificate, as the case may be.

"CET1 Capital" means, as of any Balance Sheet Date, the aggregate amount, in the Presentation Currency, of items that constitute common equity tier 1 capital of the Group as of such Balance Sheet Date, less any deductions from common equity tier 1 capital required to be made, in each case as determined by the Group Holding Company pursuant to the BIS Regulations applicable to the Group Holding Company as of such Balance Sheet Date, and as (i) disclosed in the Quarterly Financial Accounts published on the relevant Ordinary Publication Date or (ii) may be disclosed as a component of the Reviewed Interim Measurement published upon the instruction of FINMA on the  relevant  Extraordinary  Publication  Date,  as  applicable.  For  the  avoidance  of  doubt,  the  term "common equity tier 1 capital" as used in this definition has the meaning assigned to such term in the BIS Regulations in effect as of the relevant Balance Sheet Date.

"CET1 Ratio" means, as of any Balance Sheet Date, the CET1 Capital as of such Balance Sheet Date, divided by the BIS Risk Weighted Assets as of such Balance Sheet Date, expressed as a percentage, such  ratio  (or  the  components  thereof)  as  determined  by  the  Group  Holding  Company, and (i) as disclosed in the Quarterly Financial Accounts published on the relevant Ordinary Publication Date or (ii) constituting (or as disclosed in) the Reviewed Interim Measurement published upon the instruction of FINMA on the relevant Extraordinary Publication Date, as applicable.

"Clearstream, Luxembourg" means Clearstream Banking S.A.

"Code" has the meaning assigned to such term in clause (c) of Condition 9 (Taxation).

"Compliant Securities" means securities issued by UBS Group AG or any of its subsidiaries that have economic terms not materially less favourable to a Holder than these Terms and Conditions (as reasonably determined by the Issuer), provided that:

(a)                  such  securities  (A) include terms  that  provide  for  the  same  interest  rate  and  principal  from time to time applying to the Notes, (B) rank pari passu with the Notes and (C) preserve any existing rights under these Terms and Conditions to any accrued and unpaid interest that has not been satisfied;

(b)                 where such securities are issued by a subsidiary of UBS Group AG, UBS Group AG has irrevocably and unconditionally guaranteed to the holders of such securities, on a subordinated basis  corresponding  mutatis  mutandis  to  Condition  4  (Status  and

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Subordination), the due and punctual payment of all amounts due and payable by such subsidiary under,  or  in  respect  of,  such  securities  pursuant  to  article  111  of  the  Swiss  Code;

(c)                  where the Notes that have been substituted or amended were listed immediately prior to their substitution  or  amendment,  such  securities  are  listed  on  (A)  the  SIX  Swiss  Exchange or (B) such other internationally recognised stock exchange selected by the Issuer; and

(d)                 where the Notes that have been substituted or amended were rated by a rating agency immediately prior to such substitution or amendment, each such rating agency has ascribed, or announced its intention to ascribe and publish, an equal or higher rating to such securities.

"Contingent Write-down" means the events described in subclauses (i) through (iii) of clause (d) of Condition 7 (Contingent Write-down).

"Day  Count  Fraction"  means,  in  respect  of  any  period  (the  "Calculation  Period"),  the  number  of days in the Calculation Period divided by 360 calculated on a formula basis as follows:

[360x  (Y 2   - Y 1  )] +  [30x  (M   2   - M 1  )] +  (D 2   - D 1  )

Day Count Fraction  =                                               360

where:

"Y 1" is the year, expressed as a number, in which the first day of the Calculation Period falls;

"Y 2" is the year, expressed as a number, in which the day immediately following the last day included in the Calculation Period falls;

"M 1" is the calendar month, expressed as a number, in which the first day of the Calculation Period falls;

"M 2" is the calendar month, expressed as number, in which the day immediately following the last day included in the Calculation Period falls;

"D 1" is the first calendar day, expressed as a number, of the Calculation Period, unless such number would be 31, in which case D1 will be 30; and

"D 2" is the calendar day, expressed as a number, immediately following the last day included in the Calculation Period, unless such number would be 31 and D1 is greater than 29, in which case D2 will be 30.

"DEBA" means the Swiss Federal Debt Enforcement and Bankruptcy Act of 11 April 1889, as amended from time to time.

"Definitive Certificate" has the meaning assigned to such term in subclause (c)(i) of Condition 2 (Amount, Denomination and Form).

"Depositary" means DTC or any other Relevant Clearing System outside of Switzerland designated as Depositary by the Issuer; provided, however, that, irrespective of the number of Regulation S Global Certificates and/or Rule 144A Global Certificates, as the case may be, outstanding, there will be no more than one Depositary for the Notes at any time.

"Distributable Items" means, in respect of an Interest Payment Date, the aggregate of (i) net profits carried forward and (ii) freely distributable reserves, in each case, less any amounts that must be contributed to legal reserves under applicable law, all in UBS Group AG's reporting currency and as appearing in the Relevant Accounts.

"Distribution Compliance Period" means the 40-day period commencing on (and including) the later of  (i)  the  day  on  which  the  Notes  are  first  offered  to  Persons  other  than  distributors  (as  defined

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in Regulation S under the US Securities Act), and (ii) the day on which the closing of the offering of the Notes occurs.

"DTC" means The Depository Trust Company. "Euroclear" means Euroclear Bank SA/NV.

"Event of Default" has the meaning assigned to such term in clause (a) of Condition 11 (Events of Default).

"Extraordinary Publication Date" means the Business Day on which a Reviewed Interim Measurement is published upon the instruction of FINMA, after FINMA has determined that the conditions for issuing a Trigger Event Write-down Notice in accordance with Condition 7 (Contingent Write-down) have been met.

"Extraordinary Trigger Event Notice Date" has the meaning assigned to such term in subclause (b)(i) of Condition 7 (Contingent Write-down).

"FBA" means the Swiss Federal Act on Banks and Savings Institutions of 8 November 1934, as amended from time to time.

"FINMA" means the Swiss Financial Market Supervisory Authority FINMA and any successor thereto.

"First Call Date" means 10 February 2031.

"Fiscal Agency Agreement" means the fiscal agency agreement dated as of 10 February 2021 among the Issuer, the Fiscal Agent, the Registrar, the Calculation Agent, the Swiss Paying Agent and the other Agents from time to time party thereto, as may be amended, supplemented or otherwise modified from time to time.

"Fiscal  Agent"  means  Deutsche  Bank  Trust  Company  Americas,  in  its  capacity  as  fiscal  agent  for the Notes, and includes any successor fiscal agent for the Notes appointed in accordance with the terms of the Fiscal Agency Agreement.

"Fixed Interest Rate" means 4.375 per cent. per annum.

"Former Residence" has the meaning assigned to such term in subclause (a)(v) of Condition 14 (Issuer Substitution).

"Global Certificate" means a Regulation S Global Certificate and/or Rule 144A Global Certificate, as the case may be.

"Going-Concern LR Requirement" means a requirement under National Regulations for systemically relevant banks (systemrelevante Banken) to hold a minimum amount of going- concern capital (Eigenmittel zur ordentlichen Weiterführung der Bank), which amount is set by reference to the leverage ratio (Höchstverschuldungsquote) of such bank.

"Going-Concern RWA Requirement" means a requirement under National Regulations for systemically relevant banks (systemrelevante Banken) to hold a minimum amount of going- concern capital (Eigenmittel zur ordentlichen Weiterführung der Bank), which amount is set by reference to the risk weighted assets (risikogewichtete Positionen) of such bank.

"Group"  means,  at  any  time,  the  Group  Holding  Company  and  all  its  subsidiaries  and  other  entities that are  included  in  the  Group  Holding  Company's  consolidated  capital  adequacy  reports  prepared pursuant to National Regulations.

"Group Holding Company" means, at any time, the top Swiss holding company at such time of the financial group to which UBS Group AG belongs for purposes of preparing consolidated capital adequacy  reports  pursuant  to  National  Regulations.  As  at  the  Issue  Date,  the  Group  Holding Company is UBS Group AG.

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"Higher-Trigger  Amount"  means,  as  of  any  Publication  Date,  the  sum  of  (i)  the  maximum  portion of the aggregate principal amount, in the Presentation Currency of the Quarterly Financial Accounts or Reviewed Interim Measurement, as the case may be, to which such Publication Date relates, of  all  Higher-Trigger  Contingent  Capital,  if  any,  outstanding  on  the  relevant  Balance  Sheet Date that  could  be  converted  into  equity  and/or  fully  or  partially  written  down,  or  otherwise  operate to increase the CET1 Capital, if a Higher-Trigger Write-down/Conversion Notice were delivered in accordance with the terms thereof, and (ii) the maximum portion of the aggregate principal amount, in the Presentation Currency of the Quarterly Financial Accounts or Reviewed Interim Measurement, as the case may be, to which such Publication Date relates, of all Higher-Trigger Contingent Capital, if any, issued after the relevant Balance Sheet Date, but prior to such Publication Date, that could be converted into equity and/or fully or partially written down, or otherwise operate to increase the CET1 Capital, if a Higher-Trigger Write-down/Conversion Notice were delivered in accordance with the terms thereof, in the case of each of clauses (i) and (ii), as  determined  by  UBS  Group AG. For  purposes  of  clause  (ii)  of  this  definition  and,  in  the  case of an Extraordinary Publication Date, clause (i) of this definition, the aggregate principal amount of any Higher-Trigger Contingent Capital that is not denominated in the Presentation Currency will be converted into the Presentation Currency at the applicable prevailing exchange rate on the last Business Day preceding the relevant Publication Date, as determined by UBS Group AG. In the case  of  an  Ordinary  Publication  Date,  for  purposes  of  clause  (i)  of  this  definition,  the  aggregate principal amount of any Higher-Trigger Contingent Capital that is not denominated in the Presentation Currency  will  be  converted  into  the  Presentation  Currency  at  the  applicable  exchange rate used for such purposes in the relevant Quarterly Financial Accounts.

"Higher-Trigger Contingent Capital" means any instrument issued by, or any other obligation of, any  member  of  the  Group  that  (i)  is  issued  or  owed  to  holders  that  are  not  members  of  the  Group and (ii) is required  pursuant  to  its  terms  to  be  converted  into  equity  and/or  fully  or  partially  written down, or otherwise operating to increase the CET1 Capital, when the CET1 Ratio (or equivalent capital measure  of  the  Group  described  in  the  terms  and  conditions  thereof)  falls  below  a  threshold that is higher than the Write-down Threshold (with respect to the relevant Higher-Trigger Contingent Capital, its "Higher-Trigger  Threshold").

"Higher-Trigger Threshold" has the meaning assigned to such term in the definition of the term "Higher-Trigger Contingent Capital".

"Higher-Trigger Write-down/Conversion Date" has the meaning assigned to such term in the definition of the term "Higher-Trigger Write-down/Conversion Notice".

"Higher-Trigger Write-down/Conversion Notice" means a notice delivered pursuant to the terms of any Higher-Trigger Contingent Capital that notifies  the  holders  thereof  that  the  CET1 Ratio (or similar measure or other event described in the terms and conditions of such Higher-Trigger Contingent Capital) has fallen below its Higher-Trigger Threshold and, consequently, that such Higher-Trigger Contingent Capital will be converted into equity and/or fully or partially written down, or otherwise operate to increase the CET1 Capital, as applicable, as of a particular date (such date, the "Higher-Trigger Write-down/Conversion Date"). For the avoidance of doubt, if the terms and conditions of such Higher-Trigger Contingent Capital permit FINMA to  waive  the  conversion  into  equity  and/or  write-down  of  such  Higher-Trigger  Contingent Capital notwithstanding the fact that the CET1 Ratio (or similar measure or other event described in the terms and conditions of such Higher-Trigger Contingent Capital) has fallen below the Higher-Trigger Threshold, the non-issuance of such a waiver by FINMA between the relevant Publication Date and the Trigger Event Notice Date shall be deemed equivalent to the delivery of a Higher-Trigger Write-down/Conversion Notice for purposes of subclause (b)(ii) of Condition 7 (Contingent  Write-down).

"Holder" means, with respect to any Note, the Person in whose name the Certificate representing such Note is registered in the Register. For the avoidance of doubt, with respect to Notes represented by a Global Certificate, no Indirect Holder or other Person will be a Holder for purposes of these Terms and Conditions or such Notes or have any rights, or be owed any obligations by the Issuer, under such Notes.

"Indirect  Holder"  means,  with  respect  to  any  Note  represented  by  a  Global  Certificate,  any  Person (other than  the  Holder)  that  owns  a  beneficial  interest  in  such  Notes  through  a  bank,  broker  or  other

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financial institution that (i) participates in the book-entry system of DTC, Euroclear, Clearstream, Luxembourg and/or  any  other  clearing  system  (each,  a  "Relevant  Clearing  System"),  or  (ii)  holds an interest in such Note through a participant in the book-entry system of any Relevant Clearing System. No Indirect Holder will have any rights, or be owed any obligations by the Issuer, under the Notes.

"Interest  Payment  Date"  has  the  meaning  assigned  to  such  term  in  subclause  (a)(ii)  of  Condition 5 (Interest).

"Interest Period" means each period beginning on (and including) an Interest Payment Date (or, in the  case  of  the  first  Interest  Period,  the  Issue  Date)  and  ending  on  (but  excluding)  the  next  Interest Payment Date.

"Interest Rate" means the Fixed Interest Rate and/or Reset Interest Rate, as the case may be. "Issue Date" means 10 February 2021.

"Issuer" means UBS Group AG in its capacity as issuer of the Notes.

"Junior Obligations" means (i) all classes of share capital and participation securities (if any) of the Issuer and (ii) all other obligations of the Issuer that rank, or are expressed to rank, junior to claims in respect of the Notes and/or any Parity Obligation.

"Margin" means 3.313 per cent. per annum.

"National Regulations" means, at any time, (i) the Swiss national banking and capital adequacy laws, and (ii) the capital adequacy regulations promulgated by the Swiss Federal Council (Bundesrat) or FINMA and the interpretation thereof by FINMA or any other competent Swiss authority, in the case of each of clauses (i) and (ii), directly applicable to UBS Group AG (and/or, if different, the Group Holding Company) and/or the Group at such time.

"New Residence" has the meaning assigned to such term in subclause (a)(i)(E) of Condition 14 (Issuer Substitution).

"Notes" means the USD 1,500,000,000 4.375 per cent. Tier 1 Capital Notes issued by the Issuer on the Issue Date.

"Ordinary Publication Date" means each Business Day on which Quarterly Financial Accounts are published.

"Ordinary Shares" means the registered ordinary shares of UBS Group AG.

"Ordinary  Trigger  Event  Notice  Date"  has  the  meaning  assigned  to  such  term  in  subclause  (b)(i) of Condition 7 (Contingent  Write-down).

"Parity Obligations" means (i) all obligations of the Issuer in respect of Tier 1 Instruments (excluding any such obligations that rank, or are expressed to rank, junior to claims in respect of the Notes),  and  (ii)  any  other  securities  or  obligations  (including,  without  limitation,  any  guarantee, credit support agreement or similar undertaking) of the Issuer that rank, or are expressed to rank, pari passu with claims in respect of the Notes and/or any Parity Obligation.

"Paying Agent" has the meaning assigned to such term in subclause (c)(i) of Condition 8 (Payments; Agents).

"Payment Business Day" means a day (other than a Saturday or a Sunday) on which commercial banks and  foreign  exchange  markets  settle  payments  and  are  open  for  general  business  (including, without limitation,  dealing  in  foreign  exchange  and  foreign  currency  deposits)  in  London  and  New York City.

"Permitted Transactions" means:

(a)                  repurchases, redemptions or other acquisitions of any Ordinary Shares in connection with

(x) any employment contract, benefit plan or similar arrangement with, or for the benefit

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of, any employees, officers, directors or consultants of any member of the Group, (y) a dividend reinvestment or shareholder share purchase plan or (z) the issuance of any Ordinary Shares (or securities convertible into, or exercisable for, Ordinary Shares) as consideration for an acquisition consummated by any member of the Group;

(b)                 market-making  in  Ordinary  Shares  as  part  of  the  securities  business  of  any  member  of  the Group;

(c)                  purchases of fractional interests in any Ordinary Shares pursuant to the conversion or exchange provisions of (x) such Ordinary Shares or (y) any security convertible into, or exercisable for, Ordinary Shares;

(d)                 redemptions or repurchases of Ordinary Shares pursuant to any shareholders' rights plan; and

(e)                  distributions in cash or in kind on, or repurchases, redemptions or other acquisitions of, any Ordinary  Shares  as  a  part  of  any  solvent  reorganisation,  reconstruction,  amalgamation or merger of any member of the Group, so long as such member (or the successor entity resulting from such reorganisation, reconstruction, amalgamation or merger) continues to be a member of the Group.

"Person" means any individual, corporation, bank, partnership, joint venture, association, joint- stock company,  limited  liability  company,  trust,  unincorporated  organisation  or  government  or  any agency or political subdivision thereof.

"Presentation Currency" means (i) with respect to any Quarterly Financial Accounts, the presentation currency  of  such  Quarterly  Financial  Accounts,  and  (ii)  with  respect  to  any  Reviewed Interim Measurement, the Presentation Currency of the Quarterly Financial Accounts that will be prepared for the relevant financial quarterly or annual period in which the relevant Extraordinary Publication Date falls.

"Public Sector" means the government of, or a governmental agency or the central bank in, the country of incorporation of the Group Holding Company.

"Publication Date" means an Ordinary Publication Date or an Extraordinary Publication Date, as the case may be.

"Quarterly Financial Accounts" means (i) the financial statements of the Group (including, without limitation, the notes thereto) in respect of a financial quarter published by the Group Holding Company,  which  have  been  reviewed  by  the  Auditor  in  accordance  with  the  International Standards on  Auditing;  provided,  however,  that,  if  the  financial  statements  of  the  Group  in  respect of the last quarter of any year are not so reviewed, the term "Quarterly Financial Accounts" in respect of such quarter will mean instead the annual financial statements of the Group (including, without limitation, the notes thereto) in respect of such year, which have been audited by the Auditor in  accordance  with  the  International  Standards  on  Auditing  and  are  published  in  the  annual report of the Group Holding Company for such year, or (ii) in the event that the Group does not publish quarterly financial statements as described in clause (i) of this definition, the financial disclosures published by the Group pursuant to and in compliance with FINMA Circular 2016/01 "Capital Adequacy Disclosures Banks", as amended from time to time, or pursuant to and in compliance with any successor circular or regulation applicable to the Group Holding Company, provided that such financial disclosures are published for each financial quarter and the interim earnings included in such disclosures have been reviewed by the Auditor in accordance with International Standards on Auditing.

"QIB" has the meaning assigned to such term in subclause (b)(i) of Condition 2 (Amount, Denomination and Form).

"Record Date" means, with respect to any Scheduled Due Date, the last Relevant Banking Day immediately preceding such Scheduled Due Date.

"Redemption Date" has the meaning assigned to such term in subclause (e)(i) of Condition 6 (Redemption and Purchase).

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"Redemption Notice" has the meaning assigned to such term in subclause (e)(i) of Condition 6 (Redemption and Purchase).

"Register"  means  the  register  that  the  Issuer  will  procure  to  be  kept  by  the  Registrar  in  accordance with the provisions of the Fiscal Agency Agreement.

"Registrar" means Deutsche Bank Trust Company Americas, in its capacity as registrar for the Notes, and includes any successor registrar for the Notes appointed in accordance with the Fiscal Agency Agreement.

"Regulation S Global Certificate" has the meaning assigned to such term in subclause (b)(i) of Condition 2 (Amount, Denomination and Form).

"Regulatory Event" has the meaning assigned to such term in subclause (d)(ii) of Condition 6 (Redemption and Purchase).

"Relevant  Accounts"  means,  in  respect  of  any  Interest  Payment  Date,  the  most  recently  published audited unconsolidated  annual  financial  statements  of  UBS  Group AG prepared  in  accordance  with the Swiss Code.

"Relevant Banking Day" means a day other than a Saturday or Sunday, on which banks are open for business in the place of the Specified Office of the Registrar and the Fiscal Agent.

"Relevant Clearing System" has the meaning assigned to such term in the definition of the term "Indirect Holder".

"Relevant Date" means, with respect to any payment, (i) the date on which such payment first becomes due under the Notes (the "Scheduled Due Date"), or (ii) if the full amount of the money payable on the Scheduled Due Date has not been received by the Fiscal Agent on or before the Scheduled Due Date, the date on which the full amount of the money due on the Scheduled Due Date has been received by the Fiscal Agent.

"Relevant Swiss Issuer" means, at any time, any bank, or any member of a banking group (including, without  limitation,  the  Group),  that  is  subject  to  a  Going-Concern  LR  Requirement  and a Going-Concern RWA Requirement at such time.

"Reset Date" means the First Call Date and each day that falls on the fifth anniversary of the immediately preceding Reset Date.

"Reset Determination Date" means, in relation to a Reset Interest Period, the day falling two Business Days prior to the Reset Date on which such Reset Interest Period commences.

"Reset Interest Amount" has the meaning assigned to such term in clause (b) of Condition 5 (Interest).

"Reset Interest Period" means each period from (and including) any Reset Date and ending on (but excluding) the next Reset Date.

"Reset Interest Rate" means, in relation to any Reset Interest Period, the sum of the Margin and the Treasury Yield in relation to such Reset Interest Period.

"Reviewed Interim Measurement" means an interim measurement of the CET1 Ratio, with respect to which the Auditor has performed procedures in accordance with the International Standard on Related Services (and relevant Swiss standards and practices) applicable to agreed- upon procedures engagements.

"Rule 144A" has the meaning assigned to such term in subclause (b)(i) of Condition 2 (Amount, Denomination and Form).

"Rule 144A Global Certificate" has the meaning assigned to such term in subclause (b)(i) of Condition 2 (Amount, Denomination and Form).

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"Scheduled Due Date" has the meaning assigned to such term in the definition of the term "Relevant Date".

"Senior Obligations" means all obligations of the Issuer that are unsubordinated or that are subordinated and do not constitute either Junior Obligations or Parity Obligations.

"Specified Office" means (i) in the case of Deutsche Bank Trust Company Americas, as Fiscal Agent, Paying Agent and Registrar, Trust and Agency Services, 60 Wall Street, 24th Floor, MS: NYC60-2405, New  York,  New  York  10005,  USA,  Attn:  Corporates  Team,  UBS  Group  AG,  (ii)  in the case of UBS AG, as Swiss Paying Agent and Calculation Agent, Bahnhofstrasse 45, 8001 Zurich, Switzerland,  and  (iii)  in  the  case  of  any  other  Agent,  such  office  as  is  notified  by  the  Issuer to the  Holders  in  writing  in  accordance  with  Condition  13  (Notices)  as  soon  as  practicable  after  the appointment of such Agent, in the case of each of clauses (i), (ii) and (iii), or such other office as the relevant Agent may designate from time to time by providing notice to the Issuer and the Holders in writing in accordance with Condition 13 (Notices).

"Substitute Issuer" has the meaning assigned to such term in clause (a) of Condition 14 (Issuer Substitution).

"Substitution Documents" has the meaning assigned to such term in subclause (a)(iv) of Condition 14 (Issuer Substitution).

"Substitution or Amendment Effective Date" has the meaning assigned to such term in subclause (a)(iii) of Condition 12 (Substitution and Amendment).

"Substitution  or  Amendment  Notice"  has  the  meaning  assigned  to  such  term  in  subclause  (a)(iii) of Condition 12 (Substitution and Amendment).

"Swiss Code" means the Swiss Code of Obligations, as amended from time to time.

"Swiss Paying Agent" has the meaning assigned to such term in subclause (c)(i) of Condition 8 (Payments; Agents).

"Tax Event" has the meaning assigned to such term in subclause (c)(ii) of Condition 6 (Redemption and Purchase).

"Tax Jurisdiction" means Switzerland.

"Taxes" has the meaning assigned to such term in clause (a) of Condition 9 (Taxation).

"Tier 1 Capital" means Additional Tier 1 Capital or any item that qualifies as common equity tier 1 capital pursuant to National Regulations.

"Tier 1 Instruments" means any and all (i) securities or other obligations (other than Tier 1 Shares) issued by UBS Group AG or (ii) shares, securities, participation securities or other obligations (other than Tier 1 Shares) issued by a subsidiary of UBS Group AG and having the benefit of  a  guarantee,  credit  support  agreement  or  similar  undertaking  of  UBS  Group AG, each  of which shares,  securities,  participation  securities  or  other  obligations  described  in  clauses  (i)  and

(ii) of this definition qualify, or are issued in respect of a security that qualifies, as Tier 1 Capital of the Group and/or UBS Group AG (without regard to quantitative limits on such capital) on a consolidated (Finanzgruppe) or on an unconsolidated (Einzelinstitut) basis.

"Tier 1 Shares" means all  classes of share capital and participation certificates (if any) of     UBS Group AG or any subsidiary of UBS Group AG that qualify as common equity tier 1 capital of the  Group  and/or  UBS Group AG  under  National  Regulations  on  a  consolidated  (Finanzgruppe) or on an unconsolidated (Einzelinstitut) basis.

"Treasury Yield" means, in relation to any Reset Interest Period,

(a)                  the rate per annum equal to the semi-annual equivalent yield to maturity, that represents the average  of  such  yield  to  maturity  for  the  five  consecutive  New  York  Business  Days

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ending on  and  including  the  applicable  Reset  Determination  Date,  for  a  five-year  maturity, appearing under the caption "Treasury constant maturities" in the most recent H.15; or

(b)                 if the Treasury Yield for such Interest Reset Period cannot be determined pursuant to clause (a)  above,  the  rate  per  annum  equal  to  the  semi-annual  equivalent  yield  to  maturity determined by interpolation between the most recent average of such yield to maturity, such average to be determined for the five consecutive New York Business Days ending on and  including  the  applicable  Reset  Determination  Date,  for  two  series  of  U.S.  Treasury securities trading in the public securities market, (i) one maturing as close as possible to, but earlier than, the first Reset Date following the next succeeding Reset Determination Date, and  (ii) the other  maturing  as  close  as  possible  to,  but  later  than,  the  first  Reset  Date following the next succeeding Reset Determination Date; or

(c)                  if the Treasury Yield for such Interest Reset Period cannot be determined pursuant to clause (b)  above,  the  rate  per  annum  equal  to  the  semi-annual  equivalent  yield  to  maturity for a five-year maturity for the last available date preceding the applicable Reset Determination Date, appearing under the caption "Treasury constant maturities" in the

H.15 that has been most recently published prior to the applicable Reset Determination Date,

in each case, as determined by the Calculation Agent on the applicable Reset Determination Date.

For purposes of this definition, (i) "H.15" means the statistical release designated as such, or any successor publication, published by the Board of Governors of the United States Federal Reserve System (or any successor publication that is published by the Board of Governors of the United States Federal Reserve System and that establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption "Treasury constant maturities" for the maturity of  five  years),  (ii)  "most  recent  H.15"  means,  in  respect  of  any  Reset  Interest  Period,  the

H.15 published closest in time but prior to the close of business on the second Business Day prior to the applicable Reset Date, (iii) "New York Business Day" means a day (other than a Saturday or a  Sunday)  on  which  commercial  banks  and  foreign  exchange  markets  settle  payments  generally in New  York  City,  and  (iv) "semi-annual  equivalent  yield  to  maturity"  means,  for  securities  with two interest payments per year, the annualized yield to maturity of such interest payments, such annualized yield to be calculated in accordance with standard market practice.

"Trigger  Breach  Determination  Date"  has  the  meaning  assigned  to  such  term  in  subclause  (b)(i) of Condition 7 (Contingent Write-down).

"Trigger CET1 Ratio" means, as of any Publication Date, (i) the sum of (x) the CET1 Capital as of the  relevant  Balance  Sheet  Date  and  (y)  the  Higher-Trigger  Amount  as  of  such  Publication  Date, divided by (ii) the BIS Risk Weighted Assets as of the relevant Balance Sheet Date, expressed as a percentage.

"Trigger Event" has the meaning assigned to such term in subclause (a)(ii) of Condition 7 (Contingent Write-down).

"Trigger Event Notice Date" means an Ordinary Trigger Event Notice Date or an Extraordinary Trigger Event Notice Date, as the case may be.

"Trigger  Event  Write-down  Date"  has  the  meaning  assigned  to  such  term  in  the  definition  of  the term "Trigger Event Write-down Notice".

"Trigger Event Write-down Notice" means, with respect to any Publication Date, a notice

(i) stating that (x) the Trigger CET1 Ratio as of such Publication Date is less than the Write-down Threshold, and (y) a Contingent Write-down will take place and (ii) specifying the date on which the Contingent Write-down will take place, which date shall, subject to postponement pursuant to subclause (b)(ii)  of  Condition  7  (Contingent  Write-down),  be  no  later  than  ten  Business  Days  after the date of such notice (the "Trigger Event Write-down Date").

"US Exchange Act" means the US Securities Exchange Act of 1934, as amended from time to time.

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"US Investment Company Act" means the US Investment Company Act of 1940, as amended from time to time.

"US Securities Act" means the US Securities Act of 1933, as amended from time to time. "USD" means United States dollars.

"Viability Event" has the meaning assigned to such term in subclause (c)(ii) of Condition 7 (Contingent Write-down).

"Viability Event Write-down Date" has the meaning assigned to such term in subclause (c)(i) of Condition 7 (Contingent Write-down).

"Viability Event Write-down Notice" has the meaning assigned to such term in subclause (c)(ii) of Condition 7 (Contingent Write-down).

"Write-down Date" means, with respect to any Contingent Write-down, the Trigger Event Write- down Date or Viability Event Write-down Date, as applicable.

"Write-down Notice" means, with respect to any Contingent Write-down, the relevant Trigger Event Write-down Notice or Viability Event Write-down Notice, as applicable.

"Write-down Notice Date" means, with respect to any Contingent Write-down, the date of the relevant Write-down Notice.

"Write-down Threshold" means 7 per cent.

2.                   AMOUNT, DENOMINATION AND FORM

(a)                                     Amount and denomination

The initial  aggregate  principal  amount  of  the  Notes  will  be  USD  1,500,000,000.  The  Notes will be issued to Holders in minimum denominations of USD 200,000 and integral multiples of USD 1,000 in excess thereof. The principal amount of the Notes may be written down  in  the  circumstances  and  in  the  manner  described  in  Condition  7  (Contingent Write-down). The Notes may only be held and transferred in minimum denominations of USD 200,000 and integral multiples of USD 1,000 in excess thereof.

(b)                                     Global  Certificates

(i)                  Notes  that  are  initially  sold  in  the  United  States  to "qualified institutional  buyers" (each, a "QIB") within the meaning of Rule 144A under the US Securities Act ("Rule 144A") are initially represented by one or more permanent registered global certificates (each, a "Rule 144A Global Certificate"), without interest coupons, deposited with the Fiscal Agent as custodian for, and registered in the name of Cede & Co. as nominee for, DTC. Notes that are initially sold in an "offshore transaction" within the meaning of Regulation S of the US Securities Act are initially represented by one or more permanent registered global certificates (each, a "Regulation S Global Certificate"), without interest coupons, deposited with the Fiscal Agent as custodian for, and registered in the name of  Cede  &  Co.  as  nominee  for,  DTC, provided  that  upon  such  Regulation  S Global Certificate's deposit, all beneficial interests in the Notes represented thereby are maintained at or through Euroclear and/or Clearstream, Luxembourg until expiration  of  the  Distribution  Compliance  Period.  The  form  of  Regulation  S Global Certificate  and  the  form  of  Rule  144A  Global  Certificate  are  set  out  in  the Fiscal Agency Agreement, which will be made available by the Registrar to any Holder or Indirect Holder upon written request.

(ii)                 The aggregate principal amount of the Notes represented by each of the Global Certificates may  from  time  to  time  be  increased  or  decreased  by  adjustments  made on the records of the Registrar. Each Global Certificate shall have affixed a schedule for the purpose of recording adjustments in the aggregate principal

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amount thereof; provided, however, that, in the event of a discrepancy between the principal amounts recorded on such schedule and the amounts listed on the records of the Registrar, the principal amounts listed on the records of the Registrar will control. Any beneficial interest of an Indirect Holder in any Note represented by one of the Global Certificates that is transferred to a Person who takes delivery in the form of a beneficial interest in such Note represented by another Global Certificate will, upon transfer, cease to be a beneficial interest in such first Global Certificate and become a beneficial interest in the other Global Certificate and, accordingly, will thereafter be subject to all transfer restrictions, if any,  and  other  procedures  applicable  to  beneficial  interests  in  such  other  Global Certificate for as long as it retains such an interest.

(iii)               So  long  as  the  Notes  are  represented  by  one  or  more  Global  Certificates  deposited with, or with a custodian for, the Depositary, the Holder of a Global Certificate may grant proxies and otherwise authorise any Person, including, without limitation, participants of a Relevant Clearing System and Persons that may hold interests through such participants, to take any action that the Holder is entitled to take  under  these  Terms  and  Conditions  or  the  Notes,  and  nothing  in  these  Terms and Conditions will prevent the Issuer or the Agents or any of their respective agents from  giving  effect  to  any  such  proxies  or  other  authorisations  furnished  by the Holder  of  a  Global  Certificate  for  purposes  of  this  subclause  (b)(iii).  Although the Holders  are  the  only  Persons  entitled  to  participate  in,  and  vote  at,  any  meeting of Holders, so long as the Notes are represented by one or more Global Certificates deposited  with,  or  with  a  custodian  for,  the  Depositary,  the  Holder  of a Global Certificate shall (A) obtain instructions from the relevant Indirect Holders in  respect  of  any  meeting  of  Holders,  (B)  vote  at  such  meeting  in  respect of each Note represented by such Global Certificate in accordance with the instructions received from the relevant Indirect Holder and (C) abstain from representing any Note represented by such Global Certificate at a meeting of Holders for which it has not received an instruction from the relevant Indirect Holder. Only the Notes represented by such Global Certificate for which the Holder received an instruction by the relevant Indirect Holder to take part at a meeting of Holders will be deemed to be present or represented at such meeting.

(c)                                      Definitive  Certificates

(i)                  Definitive Notes in registered form (each, a "Definitive Certificate") shall be issued, and a Global Certificate will be exchanged, in whole, but not in part, for Definitive Certificates, if (and only if):

(A)                the Depositary notifies the Issuer that it is no longer willing or able to discharge properly its responsibilities as depositary with respect to some or all of the Global Certificates, or ceases to be a "clearing agency" registered under the US Exchange Act; or

(B)                at  any  time  the  Depositary  is  no  longer  eligible  to  act  as  such,  or  the  Notes cease for any reason to be eligible for clearing through the Depositary, and the Issuer is unable to locate a qualified successor within 90 days of receiving notice  of  such  ineligibility  of  the  Depositary  or  of  the  Notes,  as the case may be, from or on behalf of the Depositary; or

(C)                issuance of the Definitive Certificates is required by Swiss or other applicable laws or regulations in connection with the enforcement of rights under the Notes; or

(D)                the Issuer provides its consent.

(ii)                 If a Global Certificate is to be exchanged for Definitive Certificates pursuant to subclause (i) of this clause (c), the Issuer will procure the prompt delivery (free of charge) of Definitive Certificates to the Fiscal Agent, duly executed without interest coupons,  registered  in  the  names  of  the  relevant  Indirect  Holders,

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addresses and denominations provided in a written notice to be given by the Depositary or the Issuer to the Fiscal Agent (which notice shall be given subject to the  Depositary's  procedures  and  also  specify  the  taxpayer  identification  number, if any, of each Person in whose name such Definitive Certificates are to be registered). Upon  written  direction  of  the  Issuer,  the  Fiscal  Agent  will  deliver  such Definitive Certificates to the Holders thereof not later than five Business Days after receipt by the Fiscal Agent of the written notice provided by the Depositary (or the Issuer, as applicable) referred to above (and any other necessary information as the Fiscal Agent may reasonably request from the Issuer at such time). The Fiscal Agent shall promptly cancel and deliver to the Issuer the surrendered Global Certificates. The form of Definitive Certificate that will be issued in exchange for a beneficial interest in a Note represented by a Rule 144A Global Certificate and the form of Definitive Certificate that will be issued in exchange for a beneficial interest in a Note represented by a Regulation S Global Certificate are set out in the Fiscal Agency Agreement, which will be made available by the Registrar to any Holder or Indirect Holder upon written request.

(iii)               If Definitive Certificates have been issued pursuant to this Condition 2(c), any Definitive Certificate that is lost, stolen, mutilated, defaced or destroyed may be replaced, subject  to  applicable  laws  and  regulations,  at  the  Specified  Office  of  the Fiscal Agent upon payment by the claimant of the fees, costs and expenses incurred by the Fiscal Agent and the Issuer in connection therewith and on such terms as to evidence, security and indemnity (which may provide, among other things, that if the Definitive Certificate allegedly or actually lost, stole or destroyed is subsequently presented for payment there shall be paid to the Issuer on demand the amount payable by the Issuer in respect of such Definitive Certificate subsequently presented) as the Issuer may require. Mutilated or defaced Definitive Certificates must be surrendered before replacements will be issued.

3.                   TRANSFER

(a)                                     General

(i)                   Subject to Conditions 3(b) and 3(c), title to Notes will pass on transfer by assignment (Zession) and due registration in the Register. All transfers of Notes and entries on the Register will be made subject to the provisions concerning transfers of Notes set forth in the Fiscal Agency Agreement, which will be made available by the Registrar to any Holder or Indirect Holder upon written request.

(ii)                 Transfers of Notes, or of beneficial interests in Notes represented by Global Certificates, may be made only in accordance with the legend set forth upon the face of the applicable Global Certificate or Definitive Certificate, and the Registrar will not be required to accept for registration of transfer any Note or beneficial interests in Notes except upon presentation of evidence satisfactory to the Fiscal  Agent  and  the  Registrar  that  such  transfer  is  being  made  in  compliance with such legend.

(iii)                Transfers of Notes and the issue of new Global Certificates or Definitive Certificates, as the case may be, on transfer will be effected without charge by or on behalf of the Issuer or the Registrar, but upon payment of any tax or other governmental charges that may be imposed in relation to the transfer (or the giving of  such  indemnity  as  the  Fiscal  Agent  or  the  Registrar  may  require)  by  the Holder.

(iv)                No Holder may require the transfer of a Note to be registered (x) if the Notes are to be redeemed pursuant to Condition 6 (Redemption and Purchase), during the period of  15  days  ending  on  (and  including)  the  relevant  Redemption  Date,  or

(y) during the period of 15 days ending on (and including) the Record Date for any Interest Payment Date.

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(v)                  No  Person  (including  any  Indirect  Holder)  other  than  the  Holder(s)  will  have  any rights, or be owed any obligations by the Issuer, under the Notes. Payments of principal, interest or any other amount in respect of Notes will be made only to the Person shown on the Register as the registered holder of such Note (i.e., the Holder) at close of business on the relevant Record Date.

(b)                                     Transfer of Notes represented by a Global Certificate

(i)                   Global Certificates may be transferred only in whole, but not in part, and only to a Relevant Clearing System or any of their respective successors or nominees, in each case located outside of Switzerland, except as provided below. Beneficial interests of Indirect Holders in Notes represented by Global Certificates may be transferred only in accordance with the rules and procedures of such Relevant Clearing System, the provisions of the Fiscal Agency Agreement and this Condition 3(b).

(ii)                 A beneficial interest in a Note represented by a Regulation S Global Certificate may be transferred to a Person who takes delivery in the form of a beneficial interest in a Note represented by a Rule 144A Global Certificate during the Distribution Compliance  Period,  only  if  such  exchange  occurs  in  connection  with a transfer of beneficial interests in the Notes pursuant to Rule 144A and the transferor first delivers to the Fiscal Agent and the Registrar a written certificate substantially in  the  form  of  a  certificate  available  on  request  from  the  Registrar  to the effect  that  the  beneficial  interests  in  the  Notes  are  being  transferred  to  a  Person who the  transferor  reasonably  believes  is  a  QIB  within  the  meaning  of  Rule  144A under the US Securities Act, purchasing the beneficial interests in the Notes for its own  account  or  the  account  of  a  QIB  in  a  transaction  meeting  the  requirements of Rule 144A and in accordance with all applicable securities laws of the states of the United States and other jurisdictions.

(iii)                A  beneficial  interest  in  a  Note  represented  by  a  Rule  144A  Global  Certificate  may be transferred to a Person who takes delivery in the form of a beneficial interest in a  Note  represented  by  a  Regulation  S  Global  Certificate,  whether  before  or  after the expiration of the Distribution Compliance Period, only if the transferor first delivers to  the  Fiscal  Agent  and  the  Registrar  a  written  certificate  substantially  in the form of a certificate available on request from the Registrar to the effect that the transfer is being conducted in compliance with Rule 903 or Rule 904 of Regulation S under the US Securities Act.

(iv)                Until the termination of the Distribution Compliance Period, beneficial interests in any Regulation S Global Certificate may be held only through participants acting for and on behalf of Euroclear and/or Clearstream, Luxembourg, provided that this subclause (iv) shall not prohibit any transfer in accordance with subclause (ii) of this Condition 3(b).

(c)                                      Transfer of Notes represented by a Definitive Certificate

(i)                   If and when Definitive Certificates have been issued pursuant to Condition 2(c), one or more Notes may be transferred only in accordance with the legends set forth upon the face of the relevant Definitive Certificate and only upon the surrender (at the Specified Office of the Registrar) of the Definitive Certificate representing such Notes to be transferred, together with the form of transfer attached to such Definitive Certificate (or another form of transfer substantially in the same form and containing the same representations and certifications (if any), unless otherwise agreed by the Issuer), duly completed and executed and any other  evidence  as  the  Fiscal  Agent  and  the  Registrar  may  reasonably  require. A new Definitive Certificate shall be issued to the transferee in respect of the Notes that are the subject of the relevant transfer and, in the case of a transfer of part only of a holding of Notes represented by one Definitive Certificate, a new Definitive Certificate in respect of the balance of the Notes not transferred shall be issued  to  the  transferor.  In  the  case  of  a  transfer  of  Notes  to  a  Person  who  is

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already a Holder, a new Definitive Certificate representing the enlarged holding may be  issued  but  only  against  surrender  of  the  Definitive  Certificate  representing the existing holding of such Person.

(ii)                 Each new Definitive Certificate to be issued pursuant to Condition 2(c) shall be available for delivery within three Relevant Banking Days of receipt of the form of transfer and surrender of the relevant Definitive Certificate. Delivery of new Definitive Certificate(s) will be made at the Specified Office of the Fiscal Agent to which  delivery  and  surrender  of  such  form  of  transfer  and  Definitive  Certificate or, as the case may be, surrender of such Definitive Certificate, will have been made or,  at  the  option  of  the  relevant  Holder  and  as  specified  in  the  relevant  form of transfer or otherwise in writing, be mailed by uninsured post at the risk of the Holder entitled to the new Definitive Certificate to such address as may be so specified, unless  such  Holder  requests  otherwise  and  pays  in  advance  to  the  Fiscal Agent the costs of such other method of delivery and/or such insurance as it may specify.

(d)                                     Rule  144A

Each Note that is initially sold in the United States to a QIB will not be registered under the US Securities Act, or with any securities regulatory authority of any state or other jurisdiction of the United States and may not be sold, pledged or otherwise transferred, except (i)  in  accordance  with  Rule  144A  to  a  Person  that  the  Holder  and  any  Person  acting on its  behalf  reasonably  believe  is  a  QIB  that  is  acquiring  the  Notes  for  its  own  account  or for the account of one or more QIBs, (ii) in an offshore transaction in accordance with Rule 903 or 904 of Regulation S under the US Securities Act, (iii) pursuant to an exemption from  registration  under  Rule  144  under  the  US  Securities  Act,  or  in  accordance with another exemption from, or in a transaction not subject to, registration under the US Securities Act,  if  available,  or  (iv)  pursuant  to  an  effective  registration  statement  under  the US Securities Act, in each case, in accordance with any applicable securities laws of any state of the United States.

4.                   STATUS AND SUBORDINATION

(a)                                     Status

The Notes  constitute  direct,  unsecured  and  subordinated  obligations  of  the  Issuer  and  rank pari passu and without any preference among themselves. The rights and claims of the Holders against the Issuer under the Notes are subordinated as described in clause (b) of this Condition 4.

(b)                                     Subordination

In the event of (i) a Bankruptcy Event or (ii) an order being made, or an effective resolution being passed, for the liquidation or winding-up of the Issuer (except, in any such case, a solvent liquidation or winding-up of the Issuer solely for the purposes of a reorganisation, reconstruction  or  amalgamation  of  the  Issuer  or  the  substitution  in  place  of the Issuer of a successor in business to the Issuer, the terms of which reorganisation, reconstruction, amalgamation  or  substitution  (x) have previously  been  approved  by  a  valid resolution of the Holders and (y) do not provide that the Notes shall become redeemable in accordance with these Terms and Conditions), the rights and claims of the Holders against the  Issuer  in  respect  of  or  arising  under  (including,  without  limitation,  any  damages awarded for  breach  of  any  obligation  under)  the  Notes  will,  subject  to  any  obligations  that are mandatorily  preferred  by  law,  rank  (A)  junior  to  the  rights  and  claims  of  all  holders  of Senior Obligations, (B) pari passu with the rights and claims of holders of Parity Obligations and (C) senior to the rights and claims of holders of Junior Obligations.

(c)                                      Claims subject to a Contingent Write-down

Any claim of any Holder in respect of or arising under the Notes (including, without limitation, any  claim  in  relation  to  any  unsatisfied  payment  obligation  of  the  Issuer  subject

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to enforcement by any Holder pursuant to Condition 11 (Events of Default) or in relation to the occurrence of any other Event of Default) will be subject to, and superseded by, clause (d) of Condition 7 (Contingent Write-down), irrespective of whether the relevant Write-down Notice has been given prior to or after the occurrence of an Event of Default or any other event.

5.                   INTEREST

(a)                                     Interest Payment Dates

(i)                   Subject  to  Condition  7  (Contingent  Write-down)  and  clause  (g)  of  this  Condition  5, the Notes will bear interest on their principal amount (A) from (and including) the Issue Date to (but excluding) the First Call Date, at the Fixed Interest Rate, and (B) thereafter, at the applicable Reset Interest Rate.

(ii)                 Subject  to  Condition  7  (Contingent  Write-down)  and  clause  (h)  of  this  Condition  5, interest on the Notes will be payable semi-annually in arrear on 10 February and 10 August of each year (each, an "Interest Payment Date"), commencing on 10 August 2021.

(b)                                     Determination of the Treasury Yield, Reset Interest Rate and Reset Interest Amount in relation to each Reset Interest Period

With respect to each Reset Interest Period, the Calculation Agent will, as soon as practicable on the Reset Determination Date in relation to such Reset Interest Period, determine the Treasury Yield and the Reset Interest Rate for such Reset Interest Period and calculate the amount of interest payable per Calculation Amount on the Interest Payment Date  in  relation  to  each  Interest  Period  falling  in  such  Reset  Interest  Period  (each, a "Reset Interest Amount").

(c)                                      Publication of Reset Interest Rate and interest amount payable upon redemption

With respect  to  each  Reset  Interest  Period,  as  soon  as  practicable  after  such  determination but in  any  event  not  later  than  the  relevant  Reset  Date,  the  Calculation  Agent  will  cause

(i)    the relevant Reset Interest Rate and the relevant Reset Interest Amount determined by it, together with the Interest Payment Date in relation to each Interest Period falling in such Reset Interest Period, to be notified to the Issuer and the Paying Agents and (ii) the relevant Reset  Interest  Rate  determined  by  it  to  be  notified  to  any  stock  exchange  or  other relevant authority  on  which  the  Notes  are  at  the  relevant  time  listed  and  to  be  published  in accordance with Condition 13 (Notices).

The Calculation Agent shall calculate any interest amount payable on any Redemption Date (if  the  Notes  are  to  be  redeemed  pursuant  to  Condition  6  (Redemption  and  Purchase)) and cause such interest amount to be notified to Issuer and the Paying Agents and to any stock exchange or other relevant authority on which the Notes are at the relevant time listed and to be published in accordance with Condition 13 (Notices) no later than two Business Days prior to such Redemption Date.

(d)                                     Calculation of amount of interest payable per Calculation Amount

Subject to Condition 7 (Contingent Write-down) and clause (h) of this Condition 5:

(i)                   the amount of interest payable per Calculation Amount on each Interest Payment Date to (and including) the First Call Date in respect of the  Notes  will  be  USD 21.88; and

(ii)                 if interest is required to be paid in respect of a Note on any other date (including, for the avoidance of doubt, the Reset Interest Amount), the amount of interest payable per Calculation Amount on such date will be calculated by:

(A)                applying the applicable Interest Rate to the Calculation Amount;

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(B)                multiplying the product thereof by the Day Count Fraction; and

(C)                rounding the resulting figure to the nearest cent (half a cent being rounded upwards).

(e)                                      Calculation of amount of interest payable per Note

Subject to Condition 7 (Contingent Write-down) and clause (h) of this Condition 5, the amount of interest payable in respect of a Note will be the product of:

(i)                   the amount of interest per Calculation Amount; and

(ii)                 the  number  by  which  the  Calculation  Amount  is  required  to  be  multiplied  to  equal the denomination of such Note.

(f)                                       Notifications, etc. to be final

All notifications, opinions, determinations, certificates, calculations, quotations and decisions given, expressed, made or obtained by the Calculation Agent for the purposes of this Condition 5, will (in the absence of wilful default, bad faith and manifest error) be binding on the Issuer, the Calculation Agent, the Paying Agents and the Holders and (in the absence of wilful default and bad faith) no liability to the Issuer or the Holders will attach to the Calculation Agent in connection with the exercise or non-exercise by the Calculation Agent of its powers, duties and discretions under this Condition 5.

(g)                                     Accrual of interest in the case of redemption or a Write-down Event

(i)                   Subject to Condition 7 (Contingent Write-down), if the Notes are to be redeemed pursuant to clause (b), (c) or (d) of Condition 6 (Redemption and Purchase), interest on the Notes will accrue up to (but excluding) the relevant Redemption Date, and  will  cease  to  accrue  on  such  Redemption  Date;  provided,  however,  that if the  payment  with  respect  to  any  Note  is  improperly  withheld  or  refused  on  such Redemption Date,  interest  will  continue  to  accrue  on  the  principal  amount  of  such Note (both  before  and  after  judgment)  at  the  relevant  Interest  Rate  to  the  Relevant Date.

(ii)                 Upon the occurrence of a Write-down Event, interest on the Notes will cease to accrue and any accrued and unpaid interest as at the time of such Write-down Event (whether  or  not  due  and  payable)  will  be  written  down  to  zero  in  accordance with Condition 7 (Contingent  Write-down).

(h)                                     Cancellation of interest; prohibited interest

(i)                   The Issuer may, at its discretion, elect to cancel all or part of any payment of interest on the Notes (including, for the avoidance of doubt, any related Additional Amounts) that is otherwise scheduled to be paid on an Interest Payment Date. This subclause (h)(i) is without prejudice to the provisions of subclause (h)(ii) of this Condition 5. Non-payment of any amount of interest by the Issuer to the Fiscal Agent will constitute evidence of cancellation of the relevant payment, whether or not notice of cancellation has been given by the Issuer.

If practicable, the Issuer shall provide notice of any cancellation of interest (in whole or  in  part)  pursuant  to  this  subclause  (h)(i)  to  the  Holders  on  or  prior  to  the relevant Interest Payment Date. If practicable, the Issuer shall endeavour to provide such notice at least five Business Days prior to the relevant Interest Payment Date. Failure to provide such notice will not have any impact on the effectiveness of,  or  otherwise  invalidate,  any  such  cancellation  of  interest,  or  give Holders any rights as a result of such failure.

(ii)                 The Issuer will be prohibited from making, in whole or in part, any payment of interest on  the  Notes  (including,  for  the  avoidance  of  doubt,  any  related

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Additional Amounts) on the relevant Interest Payment Date if and to the extent that:

(A)                the  amount  of  Distributable  Items  as  at  such  Interest  Payment  Date  is  less than the  sum  of  (1) the amount  of  such  interest  payment,  plus  (2)  all  other payments (other  than  redemption  payments)  made  by  UBS  Group  AG  on or in  respect  of  the  Notes  or  any  Parity  Obligations  or  Junior  Obligations since the balance sheet date of the Relevant Accounts and prior to such Interest Payment Date, plus (3) all payments (other than redemption payments) payable  by  UBS  Group  AG  on  such  Interest  Payment  Date  on or in respect of any Parity Obligations or Junior Obligations, in the case of each of clauses (1), (2) and (3), excluding any portion of such payments already accounted for in determining the amount of such Distributable Items; and/or

(B)                UBS  Group AG is  not,  or  will  not  immediately  after  the  relevant  payment of interest be, in compliance with all applicable minimum capital adequacy requirements of the National Regulations on a consolidated (Finanzgruppe) basis (for the avoidance of doubt, it being understood that such minimum requirements will reflect any reduction in such requirements granted by FINMA to the Group pursuant to the Capital Adequacy Ordinance); and/or

(C)                FINMA has required the Issuer not to make such interest payment.

The Issuer shall deliver a certificate signed by the Authorised Signatories to the Fiscal Agent and shall give notice in accordance with Condition 13 (Notices) to the Holders, in each case as soon as practicable following any determination that interest is required to be cancelled pursuant to this subclause (i)(ii) or, where no such prior determination is made, promptly following any Interest Payment Date on which interest was scheduled to be paid if such interest is being cancelled in accordance with this subclause (i)(ii), to such effect setting out brief details as to the amount of interest being cancelled and the reason therefor. Failure to provide such certificate and notice will not have any impact on the effectiveness of, or otherwise invalidate, any such cancellation or give any Holder any rights as a result of such failure.

(iii)                If, on any Interest Payment Date, any payment of interest scheduled to be made on such  date  is  not  made  in  full  pursuant  to  subclause  (h)(i)  or  subclause (h)(ii) of this Condition 5, UBS Group AG shall not, directly or indirectly,

(A)                recommend to holders of Ordinary Shares that any dividend or other distribution in  cash  or  in  kind  (other  than  in  the  form  of  Ordinary  Shares) be paid or made on any Ordinary Shares; and

(B)                redeem,  purchase  or  otherwise  acquire  any  Ordinary  Shares  other  than  as a Permitted Transaction,

in each  case  unless  and  until  (x)  the  interest  payment  due  and  payable  on  the  Notes on any  subsequent  Interest  Payment  Date  has  been  paid  in  full  (or  an  amount  equal to the same has been paid in full to a designated third party trust account for the benefit of the Holders prior to payment by the trustee thereof to the Holders on such subsequent Interest Payment Date) or, if earlier, (y) all outstanding Notes have been cancelled in accordance with these Terms and Conditions.

(iv)                Payments of interest on the Notes are not cumulative. Notwithstanding any other provision in  these  Terms  and  Conditions,  the  cancellation  or  non-payment  of  any interest amount by virtue of this Condition 5(h) will not constitute a default for any purpose (including, without limitation, Condition 11 (Events of Default)) on the part  of  the  Issuer.  Any  interest  payment  not  paid  by  virtue  of  this

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Condition 5(h) will not accumulate or be payable at any time thereafter, and Holders will have no right thereto.

(v)                  If UBS Group AG determines, after consultation with FINMA, that the Notes do not, or  will  cease  to,  fully  qualify  as  Additional  Tier  1  Capital,  (A) the Issuer  shall not, to the extent permitted under National Regulations, exercise its discretion pursuant to subclause (h)(i) of this Condition 5 to cancel any interest payments due on the Notes on any Interest Payment Date following the occurrence of such determination, and (B) the Issuer shall give notice to the Holders in accordance with Condition 13 (Notices) as soon as practicable after such determination stating that the Issuer may no longer exercise its discretion pursuant to  subclause (h)(i) of this Condition 5 to cancel any interest payments as from the date of such notice.

6.                   REDEMPTION AND PURCHASE

(a)                                     No fixed redemption date

The Notes are perpetual securities in respect of which there is no fixed redemption date. Unless previously redeemed or purchased and cancelled in accordance with this Condition 6 and subject to Condition 7 (Contingent Write-down), the Notes are perpetual and may only be redeemed or purchased in accordance with this Condition 6.

(b)                                     Redemption at the option of the Issuer

Subject to clause (e) of this Condition 6, the Issuer may elect, in its sole discretion, to redeem the Notes, in whole but not in part, on the First Call Date or any Interest Payment Date thereafter at their aggregate principal amount, together with any accrued and unpaid interest thereon to (but excluding) the relevant Redemption Date.

(c)                                      Redemption due to a Tax Event

(i)                   Subject to clause (e) of this Condition 6, upon the occurrence of a Tax Event at any time  after  the  Issue  Date,  the  Issuer  may  elect,  in  its  sole  discretion,  to  redeem the Notes, in whole but not in part, on the relevant Redemption Date at their aggregate principal  amount,  together  with  any  accrued  and  unpaid  interest  thereon to (but excluding) such Redemption Date.

(ii)                 A "Tax Event" will have occurred if the Issuer in making any payments on the Notes (A) has paid,  or  will  or  would  on  the  next  payment  date  be  required  to  pay, Additional Amounts, or (B) has paid, or will or would be required to pay, any additional Tax in respect of the Notes, in the case of each of clauses (A) and (B), under the laws or regulations of a Tax Jurisdiction or any political subdivision thereof or any authority of or in a Tax Jurisdiction or any political subdivision thereof having the power to impose, levy, collect, withhold or assess Taxes, including, without limitation, any treaty to which a Tax Jurisdiction is a party, or any generally published application or interpretation of such laws (including, without limitation, a decision of any court or tribunal, any generally published application or interpretation of such laws by any relevant tax authority or any generally published  pronouncement  by  any  relevant  tax  authority),  and  the  Issuer cannot avoid the foregoing by taking measures reasonably available to it.

(d)                                     Redemption due to a Regulatory Event

(i)                   Subject to clause (e) of this Condition 6, upon the occurrence of a Regulatory Event at any time after the Issue Date, the Issuer may elect, in its sole discretion, to redeem  the  Notes,  in  whole  but  not  in  part,  on  the  relevant  Redemption  Date  at their aggregate principal amount, together with any accrued and unpaid interest thereon to (but excluding) such Redemption Date.

(ii)                 A  "Regulatory  Event"  will  have  occurred  if  any  of  the  Notes  ceases  to  be  eligible in full to be (A) treated as Additional Tier 1 Capital, and/or (B) counted towards

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either the Going-Concern LR Requirement or the Going-Concern RWA Requirement (or both).

(e)                                      Conditions for redemption

(i)                   If the Issuer elects to redeem the Notes pursuant to clause (b), (c) or (d) of this Condition 6, then the Issuer shall give the Holders not less than 30 and not more than 60 days' prior notice in accordance with Condition 13 (Notices) (a "Redemption Notice"), which notice shall, subject to clause (f) of this Condition 6, be  irrevocable  and  specify  (x)  the  clause  of  this  Condition  6  pursuant to which  the  redemption  is  to  be  made,  (y)  if  any  Definitive  Certificates  have  been issued, the method by which Notes to be redeemed will be tendered, and (z) the date (which date shall be a Payment Business Day) on which the Issuer will redeem the  Notes  pursuant  to  such  clause  of  this  Condition  6  (such  specified  date, the "Redemption  Date").

(ii)                 The Issuer may only redeem the Notes pursuant to clause (b) or (c) of this Condition 6 on the relevant Redemption Date if FINMA has approved such redemption on  or  prior  to  such  Redemption  Date,  if  such  approval  is  then  required under applicable Swiss laws and regulations.

(iii)                The Issuer may only redeem the Notes pursuant to any clause of this Condition 6 on the relevant Redemption Date if no Trigger Event or Viability Event has occurred prior to such Redemption Date.

(iv)                If the Issuer elects to redeem the Notes pursuant to clause (c) or (d) of this Condition 6, then prior to the publication of the Redemption Notice pursuant to subclause (e)(i)  of  this  Condition  6,  the  Issuer  shall  deliver  to  the  Fiscal  Agent

(A)     a certificate signed by two Authorised Signatories stating that the relevant requirement or  circumstance  giving  rise  to  the  right  to  redeem  under  clause  (c)  or (d), as  applicable,  of  this  Condition  6  is  satisfied  and  the  reasons  therefor  and  such certificate will  be  conclusive  and  binding  on  the  Holders,  and  (B)  in  the  case  of  a redemption pursuant to clause (c) of this Condition 6 only, an opinion of independent legal  advisers  of  recognised  standing  to  the  effect  that  circumstances entitling the Issuer to exercise its right of redemption under clause (c) of this Condition 6 have arisen.

(f)                                       Purchases

The Issuer or any other member of the Group or any of their respective affiliates may at any time purchase Notes at any price in the open market or otherwise, provided that

(i)    such purchase complies with any limits or conditions to which any member of the Group is subject under applicable banking laws and regulations at the time of such purchase, (ii) other than in the case of purchases made in connection with stabilisation measures in compliance with applicable law or in connection with any market making in the Notes, FINMA has approved such purchase (if such approval is then required under applicable Swiss  laws  and  regulations)  on  or  prior  to  the  date  of  such  purchase,  and  (iii)  no Trigger Event or Viability Event has occurred prior to the date of such purchase. Any Notes so  purchased  may,  at  the  option  of  the  Issuer,  be  held,  reissued,  resold  or  cancelled.

(g)                                     Cancellation

All Notes  redeemed  in  accordance  with  this  Condition  6  will be  cancelled  and  may  not  be reissued or resold.

(h)                                     Redemption of other instruments

For the avoidance of doubt, it is understood that, if, upon the occurrence of a Tax Event or a Regulatory Event, the Issuer does not elect to redeem the Notes pursuant to this Condition 6, nothing in this Condition 6 or any other provision of these Terms and Conditions will prohibit the Issuer from redeeming (whether early, at maturity or

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otherwise) any  other  instruments  issued  by  any  member  of  the  Group  pursuant  to  the  terms thereof.

7.                   CONTINGENT  WRITE-DOWN

(a)                                     Trigger  Event

(i)                   Upon the occurrence of a Trigger Event, a Contingent Write-down will occur on the Trigger Event Write-down Date in accordance with clause (d) of this Condition 7.

(ii)                 A "Trigger Event" will have occurred if the Issuer gives the Holders a Trigger Event Write-down Notice in accordance with clause (b) of this Condition 7.

(b)                                     Trigger Event Write-down Notice

(i)                   If, with respect to any Publication Date, the Trigger CET1 Ratio as of such Publication Date is less than the Write-down Threshold, the Issuer shall, subject to subclauses (b)(ii) and (b)(iii) of this Condition 7, give a Trigger Event Write- down Notice to the Holders (x) if such Publication Date is an Ordinary Publication Date, within five Business Days of such Ordinary Publication Date (such fifth Business Day, the "Trigger Breach Determination Date", and the date of  such  notice,  the  "Ordinary  Trigger  Event  Notice  Date"),  and  (y)  if  such Publication Date is an Extraordinary Publication Date, on such Extraordinary Publication Date (the "Extraordinary Trigger Event Notice Date"), in each case in accordance with Condition 13 (Notices).

(ii)                 If a Trigger Event Write-down Notice is required to be given pursuant to subclause (b)(i) of this Condition 7, and on the relevant Publication Date any Higher-Trigger Contingent  Capital  is  outstanding  with  respect  to  which  either

(x) no  Higher-Trigger  Write-down/Conversion  Notice  has  been  given  prior  to  the Trigger Event Notice Date or (y) a Higher-Trigger Write-down/Conversion Notice has been given prior to the Trigger Event Notice Date, but the Trigger Event Write-down  Date  is  scheduled  to  occur  prior  to  the  relevant  Higher-Trigger Write-down/Conversion Date,

(A)                in the case of clause (x) above, the giving of such Trigger Event Write- down Notice will be postponed until the date on which a Higher-Trigger Write-down/Conversion Notice has been given with respect to all such outstanding Higher-Trigger Contingent Capital and such date will be deemed to be the Trigger Event Notice Date; and

(B)                in  the  case  of  clauses (x) and  (y)  above,  if  the  Trigger  Event  Write-down Date is scheduled to occur prior to the Higher-Trigger Write- down/Conversion Date (or, in the case of more than one Higher-Trigger Write-down/Conversion Date, the latest Higher-Trigger Write- down/Conversion Date), the Trigger Event Write-down Date will be postponed to the Higher-Trigger Write-down/Conversion Date (or the latest Higher-Trigger Write-down/Conversion Date, as applicable) and such postponement shall be specified in such Trigger Event Write-down Notice.

(iii)                If (A) a Trigger Event Write-down Notice is required to be given pursuant to subclause (b)(i) of this Condition 7 in relation to an Ordinary Publication Date, and (B) prior to the earlier of the Ordinary Trigger Event Notice Date and the Trigger   Breach   Determination   Date,   FINMA,   upon   the   request    of UBS Group AG, has agreed in writing that a Contingent Write-down is not required as a result of actions taken by the Group or circumstances or events, in each case, that have had, or imminently will have, the effect of restoring the CET1 Ratio as of the Balance Sheet Date relating to the relevant Ordinary Publication Date, after giving pro forma effect to such actions, circumstances or

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events,  to  a  level  above  the  Write-down  Threshold   that   FINMA   and UBS Group  AG  deem,  in  their  sole  discretion,  to  be  adequate  at  such  time,  (x)  the Issuer shall not give such Trigger Event Write-down Notice pursuant to subclause (b)(i) of this Condition 7 in relation to the relevant Ordinary Publication Date,  and  (y) the Issuer  shall  give  notice  to  the  Holders  on  or  prior  to the Trigger Breach Determination Date in accordance with Condition 13 (Notices), which notice shall state that no Contingent Write-down will occur in relation to the relevant Ordinary Publication Date.

(c)                                      Viability  Event

(i)                   Subject  to  clause (f) of  this  Condition  7,  upon  the  occurrence  of  a  Viability  Event,

(A)     the Issuer shall give notice to the Holders in accordance with Condition 13 (Notices) within three days of the date on which such Viability Event occurred, which notice shall (x) state that a Viability Event has occurred and a Contingent Write-down will take place and (y) specify the date on which the Contingent Write-down will take place, which date shall be no later than ten Business Days after the date of such notice (such specified date, the "Viability Event Write- down Date",  and  such  notice,  a  "Viability  Event  Write-down  Notice"),  and

(B)    a Contingent Write-down will occur on the Viability Event Write-down Date in accordance with clause (d) of this Condition 7.

(ii)                 A  "Viability  Event"  will  have  occurred  if  prior  to  an  Alternative  Loss  Absorption Date (if any):

(A)                FINMA has notified UBS Group AG in writing that it has determined a write-down of the Notes, together with the conversion or write-down, as applicable, of holders' claims in respect of all other capital instruments issued by, or other capital obligations (whether qualifying fully or partially for capital treatment) of, any member of the Group that, pursuant to their terms or by operation of law, are capable of being converted into  equity  or  written  down  at  that  time,  is,  because  customary measures to  improve  the  Group  Holding  Company's  capital  adequacy  are at the time inadequate or infeasible, an essential requirement to prevent the Group  Holding  Company  from  becoming  insolvent,  bankrupt,  unable to pay  a  material  part  of  its  debts  as  they  fall  due  or  unable to carry  on  its business; or

(B)                customary measures to improve the Group Holding Company's capital adequacy being at the time inadequate or infeasible, the Group Holding Company has received an irrevocable commitment of direct or indirect extraordinary support from the Public Sector (beyond customary transactions and arrangements in the ordinary course) that has, or imminently will have, the effect of improving the Group Holding Company's capital adequacy and without which, in the determination of (and as notified in writing by) FINMA, the Group Holding Company would have become insolvent, bankrupt, unable to pay a material part of its debts as they fall due or unable to carry on its business.

For the avoidance of doubt, it is understood that, a Viability Event may occur irrespective of  whether  or  not  a  Trigger  Event  has  occurred  or  whether  any  of  the conditions to the issuance of a Trigger Event Write-down Notice have been met.

(d)                                     Contingent  Write-down

If the Issuer has given a Write-down Notice in accordance with this Condition 7, then on the relevant Write-down Date,

(i)                   the full principal amount of, and any accrued and unpaid interest (whether or not due and  payable)  on,  each  Note  will  automatically  be  written  down  to  zero,  the

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Notes will be cancelled and all references to the principal amount of the Notes in these Terms and Conditions will be construed accordingly;

(ii)                 the Holders will be automatically deemed to have irrevocably waived their right to receive, and will no longer have any rights against the Issuer with respect to, repayment of  the  aggregate  principal  amount  of,  and  payment  of  any  accrued  and unpaid interest on, the Notes written down pursuant to subclause (i) of this clause (d) (bedingter Forderungsverzicht);  and

(iii)                all rights of any Holder for payment of any amounts under or in respect of the Notes (including, without limitation, any amounts arising as a result of, or due and payable upon the occurrence of, an Event of Default) will become null and void, irrespective of whether such amounts have become due and payable prior to the relevant Write-down Notice Date or the Write-down Date.

(e)                                      Determination of CET1 Ratio and Trigger CET1 Ratio

With respect to any Publication Date, (i) the CET1 Ratio as of the relevant Balance Sheet Date, (ii) the Trigger CET1 Ratio as of such Publication Date and (iii) the components of both of the foregoing, in each case, as published on such Publication Date, will be final for purposes of this Condition 7, and any revisions, restatements or adjustments to any of the calculations described in subclauses (i) through (iii) of this clause (e) subsequently published will have no effect for purposes of this Condition 7.

(f)                                       Alternative loss absorption

In the event of the implementation of any new, or amendment to or change in the interpretation of any existing, laws or components of National Regulations, in each case occurring after  the  Issue  Date,  that  alone  or  together  with  any  other  law(s)  or  regulation(s) has, in the joint determination of UBS Group AG and FINMA, the effect that clause (c) of this Condition 7 could cease to apply to the Notes without giving rise to a Regulatory Event, then the Issuer shall give notice to the Holders in accordance with Condition 13 (Notices) no later than five Business Days after such joint determination stating that such provisions will cease to apply from the date of such notice (the "Alternative Loss Absorption Date"), and from the date of such notice, such provisions will cease to apply to the Notes.

8.                   PAYMENTS;  AGENTS

(a)                                      All payments required to be made under the Notes will be made available in good time in freely disposable funds in USD, which will be placed at the free disposal of the Fiscal Agent on behalf of the Holders. If the Scheduled Due Date for any payment (whether in respect of principal, interest or otherwise) in respect of the Notes is not a Payment Business Day, then the Holders will not be entitled to payment thereof until the first Payment Business Day following the Scheduled Due Date, and the Holders will not be entitled to any additional sum in relation to such payment. All payments required to be made under the Notes (including, for the avoidance of doubt, any Additional Amounts) shall be  made  to  the  Holders  in  USD  without  collection  costs,  without  any  restrictions  and whatever the circumstances may be, irrespective of nationality, domicile or residence of the relevant Holder and without certification, affidavit or the fulfilment of any other formality; provided, however, that, in the case of Notes represented by Definitive Certificates, such  Definitive  Certificates  must  be  presented  and,  in  the  case  of  redemption, surrendered at the Specified Office of the relevant Paying Agent as a condition to receipt of any such payment.

(b)                                     The receipt by the Fiscal Agent of the due and punctual payment of funds in USD will release the Issuer from its obligations under the Notes to the extent of such payment.

(c)                                      Subject to clause (d) of this Condition 8:

(i)                  the  Issuer  reserves  the  right  to  terminate  the  appointment  of  any  Agent,  as  well  as to appoint  or,  after  any  such  appointment,  to  terminate  the  appointment  of,  one  or

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more other  paying  agents  to  carry  out  any  payment,  calculation  or  other  functions in respect  of  the  Notes  (each,  a  "Paying  Agent"),  provided  that  (A)  so  long  as  any Note is outstanding, there will at all times be a Fiscal Agent, a Registrar and a Calculation Agent, (B) for so long as the Notes are listed on the SIX Swiss Exchange and if then required by the regulations of the SIX Swiss Exchange, the Issuer shall maintain a Paying Agent in Switzerland, which agent shall have an office in Switzerland and be a bank or securities dealer subject to supervision by FINMA, to perform the functions of a Swiss paying agent (the "Swiss Paying Agent"), and (C) any successor Calculation Agent must be a leading bank or financial institution that is experienced in the calculations and determinations to be made by the Calculation Agent; and

(ii)                 if at any time the Fiscal Agent, the Registrar, the Calculation Agent, or the Swiss Paying Agent, (A) becomes incapable of acting, or (B) is adjudged bankrupt or insolvent, or files a voluntary petition in bankruptcy, or makes an assignment for the benefit of its creditors, or consents to the appointment of a receiver of all or any substantial  part  of  its  property,  or  admits  in  writing  its  inability  to  pay  or  meet its debts as they mature, or if an order of any court is entered approving any petition filed by or against it under the provisions of any applicable bankruptcy or insolvency law, or if a receiver of it or of all or any substantial part of its property is  appointed,  or  if  any  public  officer  takes  charge  or  control  of  it  or  of  its property or affairs for the purpose of rehabilitation, conservation or liquidation (any such event, an "Agent Insolvency Event"), then the Issuer will terminate the appointment of such Agent in accordance with the Fiscal Agency Agreement and appoint a successor Agent; and

(iii)               if at any time the Calculation Agent fails to (A) duly calculate the Reset Interest Rate and  the  Reset  Interest  Amount  for  any  Interest  Period  or  the  interest  amount payable on the Redemption Date (if the Notes are to be redeemed pursuant to Condition 6 (Redemption and Purchase)) or (B) comply with any other requirement in relation to the Notes, then the Issuer will terminate the appointment of the Calculation Agent in accordance with the Fiscal Agency Agreement and appoint a successor Calculation Agent; provided, however, that, if the Calculation Agent duly calculates such Reset Interest Rate, Reset Interest Amount or interest amount payable on the Redemption Date, as the case may be, prior to its termination (and the appointment of its successor) taking effect in accordance with clause (d) of this Condition 8, the Issuer may elect, in its sole discretion and upon written notice to the Holders pursuant to Condition 13 (Notices), to cancel such termination (and appointment).

(d)                                     Any appointment or termination of appointment of, or any resignation by, any Agent may only take  effect  not  more  than  45  and  not  less  than  30  days  after  the  Issuer  has  notified  the Holders of such appointment, termination or resignation pursuant to Condition 13 (Notices); provided, however, that, in the case of the termination of an Agent with respect to which an Agent Insolvency Event has occurred, such termination may take effect prior the expiry of such 30-day notice period, so long as a successor Agent has been appointed to the extent required by the immediately succeeding sentence. Notwithstanding the foregoing, any termination of the appointment of, or resignation by, the Fiscal Agent, the Registrar, the Swiss Paying Agent, or the Calculation Agent may not take effect until the Issuer has appointed a successor Fiscal Agent, Registrar, Swiss Paying Agent or Calculation Agent, as applicable; provided, however, that, if no such successor has been appointed within  30  days  of  the  scheduled  effectiveness  of  such  termination  or  resignation, any Holder (on behalf of itself and all others similarly situated) or, pursuant to and in accordance with  the  Fiscal  Agency  Agreement,  the  Fiscal  Agent,  the  Registrar,  any  Paying Agent or the Calculation Agent, as the case may be, may petition any court of competent jurisdiction for the appointment of a successor, at the expense of the Issuer.

9.                   TAXATION

(a)                                      All payments to be made by or on behalf of the Issuer in respect of the Notes (including, for the  avoidance  of  doubt,  payments  by  a  Paying  Agent)  shall  be  made  without

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withholding or deduction for, or on account of, any present or future taxes, duties, assessments or other government charges of any nature ("Taxes") imposed, levied, collected, withheld or assessed by or on behalf of any Tax Jurisdiction or any political subdivision thereof  or  any  authority  of  or  in  a  Tax  Jurisdiction  or  any  political  subdivision thereof having the power to impose, levy, collect, withhold or assess Taxes, unless withholding, deduction or accounting for such Taxes is required by law.

(b)                                     In the event that any payment to be made by or on behalf of the Issuer in respect of the Notes (including, for the avoidance of doubt, payments by a Paying Agent) is subject to any withholding or deduction for, or on account of, any Taxes by requirement of law in a Tax Jurisdiction (as determined by the relevant tax authority of or in such Tax Jurisdiction), the Issuer shall pay such additional amounts as will result in the Holders receiving the amounts that they would have received in respect of the Notes if no such withholding or deduction had been required ("Additional  Amounts").

(c)                                      No Additional Amounts will be payable pursuant to clause (b) of this Condition 9 in relation to any Note:

(i)                   if the relevant Holder is liable for such Taxes on such Note as a result of having some connection  with  the  relevant  Tax  Jurisdiction  other  than  its  mere  ownership or possession  of  such  Note  or  the  receipt  of  principal  or  interest  in  respect  thereof; or

(ii)                 if  such  Taxes  are  a  result  of  such  Note  having  been  presented  for  payment  (where presentment is  required)  more  than  30  days  after  the  Relevant  Date,  except  to  the extent that  the  Holder  would  have  been  entitled  to  receive  the  Additional  Amounts if it had presented such Note for payment on the last day of the 30-day period; or

(iii)                with respect to any Tax collected pursuant to Sections 1471 through 1474 of the US Internal Revenue Code, as amended (the "Code"), the regulations promulgated thereunder, or applicable inter-governmental agreements or agreements with the United States Internal Revenue Service entered into in connection with the implementation of such sections of the Code, or legislation enacted by  a  non-United  States  jurisdiction  in  connection  with  the  implementation of such sections of the Code (FATCA); or

(iv)                where such withholding or deduction is required to be made pursuant to laws enacted by Switzerland providing for the taxation of payments according to principles similar to those laid down in the draft legislation of the Swiss Federal Council of 17 December 2014, or otherwise changing the Swiss federal withholding tax system from an issuer-based system to a paying agent-based system pursuant to which a Person other than the issuer is required to withhold tax on any interest payments; or

(v)                  to the extent any combination of subclauses (i) through (iv) of this clause (c) applies.

(d)                                     Any reference in these Terms and Conditions to amounts payable by the Issuer in respect of the  Notes  includes  (i)  any  Additional  Amount  payable  pursuant  to  this  Condition  9  and

(ii)    any sum payable pursuant to an obligation taken in addition to or in substitution for the obligation in this Condition 9.

10.                 STATUTE OF LIMITATIONS

In accordance with Swiss law, (a) claims for interest payments under the Notes will become time- barred after the five-year period and (b) claims for the repayment or redemption of Notes will become time-barred  after  the  ten-year  period,  in  each  case,  commencing  on  the  date  on  which  such payments, repayment or redemption become due and payable.

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11.                 EVENTS OF DEFAULT

(a)                                      If any of the following events occurs, such occurrence will constitute an "Event of Default":

(i)                   the Issuer fails to pay the principal amount of any Note if and when the same becomes due and payable under these Terms and Conditions, and such failure continues unremedied for a period of 30 days; or

(ii)                 the Issuer fails to pay any interest on the Notes if and when the same becomes due and payable under these Terms and Conditions, and such failure continues unremedied for a period of 30 days; or

(iii)                the  Issuer  fails  to  observe  or  perform  any  other  covenant,  condition,  or  agreement contained in these Terms and Conditions, and such failure continues unremedied for a period of 60 days after written notice thereof from any Holder to the Issuer; or

(iv)                a Bankruptcy Event.

(b)                                     Upon the occurrence of an Event of Default relating to any failure of the Issuer to meet any payment obligation under these Terms and Conditions and subject to Condition 7 (Contingent  Write-down),  (i) such payment  obligation  (and  such  payment  obligation  only) will be immediately deemed a due and payable (fällige) payment obligation of the Issuer, and (ii) if (A) the relevant Holder has formally requested payment of such payment obligation, (B) such payment obligation has not been fulfilled within the statutory period under Swiss law commencing after the date of such formal request and (C) a writ of payment (Zahlungsbefehl) has been issued with respect to such payment obligation pursuant to  the  DEBA,  the  relevant  Holder  may  institute  proceedings  against  the  Issuer  in Switzerland (but not elsewhere) to enforce its rights with respect to such payment obligation under the DEBA.

(c)                                      If a debt collection or insolvency proceeding with respect to the Issuer is instituted in Switzerland in  accordance  with  clause  (b)  of  this  Condition  11,  the  Issuer  shall  not  (i)  after having received the writ of payment (Zahlungsbefehl) relating to the relevant payment obligation, argue or plead that such payment obligation is not due and payable by the Issuer, or (ii) prior to the declaration of bankruptcy (or similar proceeding under Swiss insolvency laws), make any payment to the relevant Holder under or in connection with the Notes.

(d)                                     In the case of any Event of Default arising under subclause (a)(iii) of this Condition 11 and subject to Condition 7 (Contingent Write-down), any Holder may seek specific performance or  damages  with  respect  to  such  Event  of  Default  pursuant  to  the  Swiss  Code if so entitled thereunder. Any such damage claim of any Holder will rank junior to the rights and claims of all holders of Senior Obligations.

(e)                                      In the case of any Event of Default arising under subclause (a)(iv) of this Condition 11 and subject to Condition 7 (Contingent Write-down), any Holder may, by written notice to the Issuer, declare the principal amount of any of its Notes, together with any accrued and unpaid interest thereon, immediately due and payable, without presentment, demand, protest or other notice of any kind.

(f)                                       No remedy against the Issuer other than those described in this Condition 11 will be available to  the  Holders  in  connection  with  the  Issuer's  obligations  under  these  Terms  and Conditions, whether  for  the  recovery  of  amounts  owing  under  these  Terms  and  Conditions or in respect of any breach by the Issuer of any of its other obligations under these Terms and Conditions  or  otherwise.  In  particular,  no  Holder  may  declare  (i)  the  principal  amount of any Notes due and payable prior to any Redemption Date, or (ii) any interest on any Notes due and payable prior to the relevant Interest Payment Date, except, in the case of each of  subclauses  (i)  and  (ii)  of  this  clause  (f),  pursuant  to  clause  (e)  of  this  Condition  11.

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12.                 SUBSTITUTION AND AMENDMENT

(a)                                      If a Tax Event, a Regulatory Event or an Alignment Event has occurred, the Issuer may, without the consent of the Holders unless so required by mandatory provisions of Swiss law, either substitute all, but not some only, of the Notes for, or amend these Terms and Conditions so that they remain or become, Compliant Securities, provided that:

(i)                   neither a Tax Event nor a Regulatory Event arises as a result of such substitution or amendment;

(ii)                 FINMA has approved such substitution or amendment (if such approval is then required under applicable Swiss laws and regulations);

(iii)                the Issuer has given the Holders not less than 30 days' notice of such substitution or amendment in accordance with Condition 13 (Notices), which notice (the "Substitution or Amendment Notice") will, subject to subclause (a)(iv) of this Condition 12, be irrevocable, and state the date on which such substitution or amendment will be effective (the "Substitution or Amendment Effective Date");

(iv)                prior to the publication of any notice pursuant to subclause (a)(iii) of this Condition 12, the Issuer shall deliver to the Fiscal Agent (A) a certificate signed by two Authorised Signatories stating that the relevant requirement or circumstance giving  rise  to  the  right  to  substitute  or  amend  the  terms  of  the  Notes, as applicable, pursuant to this clause (a) of this Condition 12 is satisfied and the reasons therefor and such certificate will be conclusive and binding on the Holders, and  (B) an opinion  of  independent  legal  advisers  of  recognised  standing to the effect that circumstances entitling the Issuer to exercise its right to substitute or amend the terms of the Notes, as applicable, pursuant  to  this clause (a) of this Condition 12 have arisen; and

(v)                  no Trigger Event or Viability Event has occurred prior to the relevant Effective Date.

In connection with any substitution or amendment in accordance with this clause (a) of this Condition 12, the Issuer shall comply with the rules of any stock exchange on which the Notes are for the time being listed or admitted to trading.

An "Alignment Event" will have occurred if, as a result of any change in National Regulations at  any  time  after  the  Issue  Date,  any  Relevant  Swiss  Issuer  would  be  permitted to issue or guarantee (including, without limitation, by providing a guarantee, credit support agreement  or  similar  undertaking),  or  has  issued  or  guaranteed  (including,  without limitation, by providing a guarantee, credit support agreement or similar undertaking), a capital instrument that (i) is eligible in full to be (A) treated as Additional Tier 1 Capital and (B) counted towards  either  the  Going-Concern  LR  Requirement  or  the  Going-Concern RWA Requirement (or both), and (ii) has terms and conditions that (A) include a write- down feature, and (B) contain one or more provisions that are, in the reasonable opinion of UBS Group AG, different in any material respect from those in these Terms and Conditions, which provisions, if they had been included in these Terms and Conditions, would have prevented the Notes from being eligible in full to be treated as Additional Tier 1  Capital  and/or  to  be  counted  towards  either  the  Going-Concern  LR  Requirement  or the Going-Concern RWA Requirement (or both) immediately prior to such change in National Regulations.

(b)                                     In addition to its rights under clause (a) of this Condition 12, the Issuer may, without the consent of the Holders unless so required by mandatory provisions of Swiss law, make any amendment to these Terms and Conditions that it considers to be (i) necessary or desirable to  give  effect  to  the  provisions  of  clause  (a)  of  Condition  14  (Issuer  Substitution) (including, without limitation, (x) if the Substitute Issuer is organised and/or resident for tax purposes in a jurisdiction other than Switzerland, any amendments to any references to the jurisdiction of "Switzerland" contained herein, including, without limitation,

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amendments to the definition of the term "Bankruptcy Event", the definition of the term "Business Day",  the  governing  law  of  the  subordination  provisions  set  forth  in  Condition  4 (Status  and  Subordination)  and  the  provisions  of  Condition  11  (Events  of  Default),  and

(y) any amendments to reflect UBS Group AG's guarantee described in subclause (a)(iii) of Condition 14 (Issuer  Substitution)),  or  (ii)  formal,  minor  or  technical  in  nature,  or

(iii)     necessary to correct a manifest error, or (iv) not materially prejudicial to the interests of the Holders.

(c)                                      The  Issuer  shall  notify  the  Holders  of  any  amendments  made  pursuant  to  clause  (b)  of  this Condition 12 in accordance with Condition 13 (Notices), which notice shall state the date on which such amendment will be effective.

(d)                                     Any amendment made pursuant to this Condition 12 will be binding on the Holders in accordance with its terms.

13.                 NOTICES

(a)                                      So long as the Notes are listed on the SIX Swiss Exchange, notices to Holders shall be given by the Issuer (i) by means of electronic publication on the internet website of the SIX Swiss Exchange (https://www.six-group.com/exchanges/index_en.html),  where notices are as at the Issue Date published under the address https://www.six- group.com/exchanges/news/official_notices/search_en.html, or (ii) otherwise in accordance with the regulations of the SIX Swiss Exchange. Any notice will be validly given on the date of such publication or, if published more than once, on the date of the first such publication.

(b)                                     If the Notes are for any reason no longer listed on the SIX Swiss Exchange:

(i)                  if the Notes are represented by one or more Global Certificates deposited with a custodian for DTC, notices to Holders shall only be required to be given by the Issuer in accordance with clause (c) of this Condition 13; or

(ii)                 if the Global Certificate(s) have been exchanged for Definitive Certificates, the Issuer shall  send  notices  to  Holders  by  first  class  mail  at  their  respective  addresses as recorded  in  the  Register,  and  any  such  notice  will  be  validly  given  on  the  fourth Business Day after the date of such mailing.

(c)                                      So long as the Notes are represented by one or more Global Certificates deposited with a custodian for  DTC,  any  notices  required  to  be  given  by  the  Issuer  to  the  Holders  hereunder shall also  be  given  to  the  Indirect  Holders  through  the  Fiscal  Agent  to  DTC  for  forwarding to the Indirect Holders. Any such notice will be validly given on the date of delivery to DTC in accordance with DTC's applicable procedures.

14.                 ISSUER  SUBSTITUTION

(a)                                      The Issuer (for purposes of this Condition 14, the "Current Issuer") may, without the consent of  the  Holders,  substitute  any  entity  (whether  or  not  such  entity  is  organised  under the laws of Switzerland) (such substitute entity, the "Substitute Issuer") for itself as principal debtor under the Notes upon giving no more than 30 and no less than 10 days' notice to the Holders in accordance with Condition 13 (Notices), provided  that:

(i)                   the Substitute Issuer is UBS Group AG or, if  the  Substitute  Issuer  is  not  UBS Group AG, (A) an exemption exists from the requirement to register the Substitute Issuer as an investment company under the US Investment Company Act, and  (B)  at  least  95  per  cent.  of  the  Substitute  Issuer's  capital  and  voting  rights are held, directly or indirectly, by UBS Group AG;

(ii)                 the Current Issuer is not in default in respect of any amount payable under the Notes at the time of such substitution;

(iii)                if the Substitute Issuer is not UBS Group AG, UBS Group AG has irrevocably and unconditionally  guaranteed  to  the  Holders,  pursuant  to  article  111  of  the

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Swiss Code and on a subordinated basis corresponding mutatis mutandis to Condition 4 (Status and Subordination), the due and punctual payment of principal and interest and all other amounts due and payable by the Substitute Issuer under, or in respect of, the Notes upon receipt of the written request for payment of the relevant amount, and on the terms whereby subclause (iii) of Condition 5(h) (Cancellation of interest; prohibited interest), Condition 9 (Taxation), Condition 11 (Events of Default) and Condition 19 (No Set-off by Holders) apply to UBS Group AG and to its obligations under such guarantee either by making the necessary consequential amendments to such Conditions or including such Conditions applicable to UBS Group AG and to its obligations under such guarantee in such guarantee itself, as applicable;

(iv)                the  Current  Issuer  and  the  Substitute  Issuer (1) have  entered  into  such  documents (the "Substitution Documents") as are necessary to give effect to such substitution and pursuant to which the Substitute Issuer has (x) undertaken in favour of  each  Holder  to  be  bound  by  these  Terms  and  Conditions  as  the  principal debtor (on a subordinated basis corresponding to Condition 4 (Status and Subordination)) under the Notes in place of the Current Issuer and (y) assumed the obligations  of  the  Current  Issuer  under  the  Fiscal  Agency  Agreement,  and

(2) procure  that  all  action,  conditions  and  things  required  to  be  taken,  fulfilled  and done (including, without limitation, the obtaining of any necessary consents) to ensure that the Substitution Documents represent valid, legally binding and enforceable obligations of the Substitute Issuer have been taken, fulfilled and done and are in full force and effect;

(v)                  if the Substitute Issuer is resident for tax purposes in a jurisdiction (the "New Residence") other than that in which the Current Issuer prior to such substitution was resident for tax purposes (the "Former Residence"), the Substitution Documents contain an undertaking by the Substitute Issuer and/or such other provisions as may be necessary to ensure that each Holder has the benefit of an undertaking in terms corresponding to the provisions of Condition 9 (Taxation) in relation to the payment of all amounts due and payable under, or in respect of, the Notes  and  in  relation  to  the  guarantee  referred  to  in  clause  (iii)  above,  with,  in the case of the Notes but not such guarantee, the substitution of references to the Former Residence with references to the New Residence, and an undertaking by the Substitute  Issuer  to  indemnify  each  Holder  against  any  Tax  that  is  imposed  on it by (or by any authority in or of) the New Residence and, if different, the jurisdiction of the Substitute Issuer's organisation with respect to any Note and that would not have been so imposed had the substitution not been made, as well as against any Tax, and any cost or expense, relating to such substitution;

(vi)                if the Substitute Issuer is not UBS Group AG, FINMA has approved such substitution (if such approval is then required under applicable Swiss laws and regulations), and the Current Issuer and the Substitute Issuer have obtained all other necessary governmental and other approvals and consents for such substitution and for the performance by the Substitute Issuer of its obligations under the Substitution Documents;

(vii)               if the Substitute Issuer is not organised under the laws of Switzerland, the Substitute Issuer has appointed a process agent as its agent in Switzerland to receive service  of  process  on  its  behalf  in  relation  to  any  legal  proceedings  arising out of or in connection with the Notes; and

(viii)             such substitution does not give rise to a Tax Event or a Regulatory Event.

(b)                                     Upon any substitution pursuant to clause (a) of this Condition 14, (i) the Substitute Issuer will succeed to, and be substituted for, and may exercise every right and power of, the Current Issuer under the Notes with the same effect as if the Substitute Issuer had been named as  Issuer  in  these  Terms  and  Conditions,  and  (ii)  the  Current  Issuer  will  be  released from its obligations under the Notes.

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(c)                                      After giving effect to any substitution pursuant to clause (a) of this Condition 14,

(i)    references to the "Issuer" in the Notes and these Terms and Conditions will be references to  the  Substitute  Issuer,  and  (ii)  references  to  the  "Tax  Jurisdiction"  in  the  Notes and these Terms and Conditions will be read and construed as including the jurisdiction of establishment of the Substitute Issuer and, if different, the jurisdiction in which the Substitute Issuer is resident for tax purposes instead of or in addition to (as the case may be) references to the jurisdiction of establishment of the Issuer and Switzerland.

15.                 CONSOLIDATION, MERGER OR SALE

The Issuer will not consolidate with, merge with or into, or sell, convey, transfer or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially as an entirety in one transaction or a series of related transactions) to, any Person (other than with, into or to any Person of which at least 95 per cent. of such Person's capital and voting rights are held, directly or indirectly, by the Issuer) or permit any Person to merge with or into the Issuer unless

(a)           the  Issuer  will  be  the  continuing  Person,  or  (b)  the  Person  formed  by  such  consolidation  or  into which the  Issuer  is  merged  or  that  acquired  such  property  and  assets  of  the  Issuer  expressly  assumes in writing  (or,  in  the  case  of  an  acquisition  of  property  and  assets,  guarantees)  all  of  the  obligations of the Issuer under the Notes.

16.                 FURTHER  ISSUES

The Issuer may from time to time without the consent of the Holders issue further notes and, provided that such notes have the same terms and conditions as the Notes in all respects (or in all respects except  for  the  issue  date  and/or  first  date  on  which  interest  is  paid),  such  further  notes  will be consolidated and form a single series with the Notes. If the Issuer issues any such further notes pursuant to this Condition 16, references in these Terms and Conditions to "Notes" include such further notes, unless the context otherwise requires.

17.                 CURRENCY  INDEMNITY

Any amount  received  or  recovered  by  any  Holder  in  a  currency  other  than  USD  (whether  as  a  result of, or of the enforcement of, a judgment or order of a court of any jurisdiction, in the insolvency, winding-up or dissolution of the Issuer or otherwise) under the Notes will only constitute a discharge of the Issuer to the extent of the amount in USD that such Holder is able to purchase with the amount so received or recovered in such other currency on the date of such receipt or recovery (or, if it is not practicable to purchase USD with such amount on such date, on the first date on  which  it  is  practicable  to  do  so).  If  the  amount  of  USD  that  such  Holder  is  able  to  purchase is less than the amount owed by the Issuer to such Holder under the Notes, the Issuer shall indemnify such Holder against any loss sustained by it as a result. In addition, the Issuer shall indemnify such Holder for the costs of making such purchase. For purposes of this Condition 17, it is sufficient for the relevant Holder to demonstrate that it would have suffered a loss had an actual purchase been made. The indemnities under this Condition 17 will (a) constitute a separate and independent  obligation  from  the  Issuer's  other  obligations  hereunder,  (b)  give  rise  to  a  separate and independent cause of action, (c) apply irrespective of any indulgence granted by any Holder and (d) continue in full force and effect despite any other judgment, order, claim or proof for a liquidated amount in respect of any amount due under the Notes or any other judgment or order.

18.                 RULE 144A INFORMATION

If at any time the Issuer is neither a reporting company under Section 13 or Section 15(d) of the US Exchange Act, nor exempt from reporting pursuant to Rule 12g3-2(b) under the US Exchange Act, the Issuer will comply with any applicable requirements of Rule 144A(d)(4) under the US Securities Act in relation to the Notes.

19.                 NO SET-OFF BY HOLDERS

Subject to applicable law, each Holder and Indirect Holder, by acceptance of any direct or beneficial interest  in  a  Note,  agrees  that  it  will  not,  and  waives  its  right  to,  exercise,  claim  or  plead any right  of  set-off,  compensation  or  retention  with  respect  to  any  amount  owed  to  it  by  the  Issuer in respect of, or arising in connection with, the Notes.

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20.                 NO CONVERSION

Notwithstanding the powers of FINMA under articles 25 et seq. of the FBA or pursuant to any successor or analogous Swiss law or regulation applicable to bank holding companies in Switzerland such as UBS Group AG, the Notes shall under no circumstances be converted into equity of the Issuer, and shall only absorb losses pursuant to these Terms and Conditions.

21.                 GOVERNING LAW AND JURISDICTION

(a)                                      The  Notes  shall  be  governed  by  and  construed  in  accordance  with  the  laws  of  Switzerland.

(b)                                     The courts of the Canton of Zurich (venue being the City of Zurich) shall have exclusive jurisdiction to settle any disputes that may arise out of or in connection with the Notes.

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